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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

WOLVERINE WORLD WIDE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Wolverine World Wide, Inc.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351

NOTICE OF ANNUAL MEETING

To our Stockholders:

      You are invited to attend Wolverine’s annual meeting of stockholders at Wolverine’s headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, on Thursday, April 21, 2005, at 10 a.m. local time. At the meeting, we will:

(1)	Elect three directors for three-year terms expiring in 2008.

(2)	Vote on an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock.

(3)	Vote on the proposed Stock Incentive Plan of 2005.

(4)	Vote on ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

(5)	Conduct such other business as may properly come before the meeting.

      You can vote at the meeting and any adjournment of the meeting if you were a stockholder of record on March 1, 2005. A list of stockholders entitled to vote at the meeting will be available for review by Wolverine stockholders at the office of Blake W. Krueger, Executive Vice President and Secretary of Wolverine, located at 9341 Courtland Drive, N.E., Rockford, Michigan, during ordinary business hours for the 10-day period before the meeting.

      A copy of the Annual Report to Stockholders for the year ended January 1, 2005, is enclosed with this Notice. The following proxy statement and enclosed proxy card are being sent to stockholders on and after March 14, 2005.

By Order of the Board of Directors

Blake W. Krueger, Executive Vice President and Secretary

March 14, 2005

Your Vote is Important to Us. Even if You Plan to Attend the Meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR
VOTE BY TELEPHONE OR ON THE INTERNET.

Proxy Statement
Election of Directors
Wolverine’s Board of Directors
Corporate Governance Principles
Stock Incentive Plan of 2005
Amendment of the Certificate of Incorporation
Ownership of Wolverine Stock
Wolverine’s Stock Price Performance
Executive Compensation
Employment Agreements and Termination of Employment and Change In Control Arrangements
Compensation Committee Report on Executive Compensation
Selection of Auditors
Audit Committee Report
Related Matters
Appendix A
Appendix B

WOLVERINE WORLD WIDE, INC.

9341 Courtland Drive, N.E.
Rockford, Michigan 49351

ANNUAL MEETING OF STOCKHOLDERS

April 21, 2005

Proxy Statement

Time and Place

You are invited to attend the annual meeting of stockholders of Wolverine World Wide, Inc. that will be held on April 21, 2005, at Wolverine’s headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, at 10:00 a.m. local time.

This proxy statement and enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the Wolverine Board of Directors for use at the annual meeting. In this proxy statement, “we,” “us,” “our” and “Wolverine” refer to Wolverine World Wide, Inc. and “you” and “your” refer to Wolverine stockholders.

Purpose of the Meeting

The purpose of the annual meeting is to consider and vote upon:

•	election of three directors for three-year terms expiring in 2008;
•	approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock;
•	approval of the proposed Stock Incentive Plan of 2005;
•	ratification of the appointment of Ernst & Young LLP as independent auditors for Wolverine for the current fiscal year; and
•	such other business as may properly come before the meeting.

Your Board of Directors recommends that you vote FOR each nominee and FOR each proposal discussed in this Proxy Statement.

How to Vote Your Shares

You may vote at the meeting or by proxy if you were a stockholder of record of Wolverine at the close of business on March 1, 2005. Wolverine offers the convenience of voting by mail-in proxy, telephone or the Internet. See the enclosed proxy for voting instructions. Each stockholder is entitled to one vote per share on each matter presented.

As of March 1, 2005, there were 58,141,657 shares of Wolverine common stock issued and outstanding (excluding 155,721 shares of treasury stock).

If you properly sign and return the proxy in the form we have provided or properly vote by telephone or the Internet, your shares will be voted at the annual meeting and at any adjournment of that meeting.

If you specify a choice, the proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted in favor of the election of all nominees named in this proxy statement, in favor of the proposals set forth in this proxy statement and, with respect to any other matter that may come before the meeting, in the discretion of the individuals named as proxies on the proxy card. We are not currently aware of any other matters to be presented at the meeting.

You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of Wolverine or by attending and voting at the annual meeting.

Quorum and Required Vote

The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the meeting is necessary to constitute a quorum. In determining the presence or absence of a quorum for the meeting, we will count as present and represented at the meeting all shares for which we receive a proxy or vote, including abstentions and shares represented by a broker vote on any matter.

A plurality of the shares voting is required to elect directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a plurality is required.

The affirmative vote of holders of a majority of the outstanding shares entitled to vote at the annual meeting of stockholders is required to approve the proposed amendment to Wolverine’s Certificate of Incorporation. For the purpose of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will have the same effect as a vote against the proposal.

Each other matter to be voted upon at the meeting will be approved if a majority of the shares present or represented at the meeting and entitled to vote on the proposal are voted in favor of such matter (approval of the Stock Incentive Plan of 2005 also requires that a majority of the shares entitled to vote on the matter be voted). In counting votes on each such matter, abstentions will be counted as voted against the matter and broker non-votes will be counted as not voted on the matter. Shares that are not voted on such matters will be deducted from the total shares of which a majority is required.

Election of Directors

As recommended by the Governance Committee, the Board of Directors proposes that the following nominees be elected as directors for terms expiring at the 2008 annual meeting:

Donald V. Fites

Phillip D. Matthews
Paul D. Schrage

All of the nominees are currently directors of Wolverine whose terms will expire at the annual meeting. Each proposed nominee is willing to be elected and serve as a director. However, if a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Wolverine Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominees. Proxies will not be voted for more than three nominees.

Wolverine’s Board of Directors currently consists of 10 directors. Elizabeth Sanders is retiring at this year’s annual meeting after 10 years of service as a director.

Wolverine’s Amended and Restated Bylaws provide that the Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. Each class serves a term of office of three years, with the term of one class expiring at the annual meeting in each successive year.

Biographical information for each nominee and each current director who will continue to serve after the annual meeting is presented below. Except as otherwise indicated, all have had the same principal positions and employment for over five years.

Your Board of Directors recommends that you vote FOR each nominee.

Wolverine’s Board of Directors

Nominees for Terms Expiring in 2008

DONALD V. FITES (age 71) has been a director since 1999. From 1990 until his retirement in 1999, Mr. Fites was Chairman and Chief Executive Officer of Caterpillar Inc., a manufacturer of construction, mining and agricultural machinery and engines. Mr. Fites also is a director of AK Steel Holding Corporation; Oshkosh Truck Corporation; Georgia-Pacific Corporation; and Unitrin, Inc.

PHILLIP D. MATTHEWS (age 66) has been a director since 1981. Mr. Matthews is Lead Director of Wolverine and was Chairman of the Board of Wolverine from 1993 until 1996. Since 1997, Mr. Matthews has been a general partner of Matthews, Mullaney & Co., a consulting firm. Mr. Matthews is Chairman of the Board of Worldwide Restaurant Concepts, Inc., a national restaurant chain.

Mr. Matthews is also a director of Washington Mutual, Inc. and Ashworth, Inc.

PAUL D. SCHRAGE (age 70) has been a director since 1997. Mr. Schrage was Senior Executive Vice President and Chief Marketing Officer of McDonald’s Corporation, a worldwide restaurant franchisor and operator and was employed at that company from 1967 until his retirement in 1997. Mr. Schrage is also a director of Thrivent Financial for Lutherans and Compact Industries, Inc.

Continuing Directors — Terms Expiring in 2007

GEOFFREY B. BLOOM (age 63) has been a director since 1987. Mr. Bloom is Chairman of the Board of Wolverine and has served in that capacity since 1996. Until his retirement in April 2000, Mr. Bloom was also Chief Executive Officer of Wolverine. Mr. Bloom was previously President and Chief Executive Officer from 1993 until 1996 and Chief Operating Officer from 1987 until 1993. Mr. Bloom is also a director of Coachmen Industries, Inc.

DAVID T. KOLLAT (age 66) has been a director since 1992. Mr. Kollat is President and Chairman of 22, Inc., a company specializing in research and management consulting for retailers and consumer goods manufacturers. Mr. Kollat is also a director of Limited Brands, Inc.; Big Lots, Inc.; and Select Comfort Corporation.

DAVID P. MEHNEY (age 65) has been a director since 1977. Mr. Mehney is President of The KMW Group, Inc., a distributor of medical and marine products.

TIMOTHY J. O’DONOVAN (age 59) has been a director since 1993. Mr. O’Donovan is Chief Executive Officer and President of Wolverine and has served in that capacity since April 2000. Before April 2000, Mr. O’Donovan was Chief Operating Officer and President of Wolverine since 1996. Before 1996, Mr. O’Donovan was Executive Vice President of Wolverine. Mr. O’Donovan is also a director of Spartan Stores, Inc.

Continuing Directors — Terms Expiring in 2006

ALBERTO L. GRIMOLDI (age 63) has been a director since 1994. Mr. Grimoldi is Chairman of Grimoldi, S.A., a shoe manufacturer and retailer in Argentina. He has held that position since 1986. Mr. Grimoldi is also a founding member and has been Vice Chairman of Banco Privado de Inversiones, S.A., an Argentinean investment bank, since 1994. Mr. Grimoldi was previously a member of the Advisory Board of Ford Motor Company in Argentina, and has also held various positions in the Argentinean government.

BRENDA J. LAUDERBACK (age 54) was appointed to the Board of Directors in 2003. From 1995 until her retirement in 1998, Ms. Lauderback was president of the Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor. She was previously the President of the Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor, and a Vice President of Dayton Hudson Corporation, a retailer. Ms. Lauderback is also a director of Irwin Financial Corporation; Big Lots, Inc.; Louisiana-Pacific Corporation; and Select Comfort Corporation.

Board Committees and Meetings

During the 2004 fiscal year, the Board of Directors held five regular meetings. Each of the directors attended 75% or more of the aggregate of the total number of full Board meetings and the total number of meetings of committees on which he or she served (during the periods that he or she served).

The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Governance Committee. Members of each committee are appointed by the Board of Directors and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board of

Directors. The Audit Committee Charter is attached as Appendix A to this proxy statement.

In addition to regular Board and Committee meetings, Wolverine has scheduled regular executive sessions for non-management directors. Wolverine’s independent Lead Director, Mr. Matthews, presides at all non-management executive sessions. Interested parties may make concerns known to the non-management directors by communicating with Mr. Matthews or with the non-management directors as a group, through one of the Board communication mechanisms described later in this proxy statement under the heading “Corporate Governance Principles — Communication with the Board.”

Audit Committee. The Audit Committee has been established in accordance with the Securities Exchange Act of 1934 and performs the following duties:

•	represents and assists the Board in fulfilling its oversight responsibility regarding Wolverine’s financial reporting and accounting process;
•	appoints, retains, oversees, evaluates and, if appropriate, terminates the independent auditors;
•	annually reviews the performance of the independent auditors and Wolverine’s internal audit function;
•	obtains and reviews the independent auditors’ internal quality control report and other reports required by applicable rules, regulations and standards;
•	assesses auditor independence;
•	establishes procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;
•	meets to review Wolverine’s financial statements, including disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations, that are included in Wolverine’s reports on Form 10-Q and Form 10-K;
•	reviews Wolverine’s policies and systems with respect to risk assessment and risk management and discusses significant risks or exposures with management and the independent auditors;
•	discusses with internal auditors and the independent auditors the overall scope and plans for their respective audits;
•	oversees Wolverine’s legal and regulatory compliance systems;
•	reviews and discusses the adequacy and effectiveness of Wolverine’s internal control over financial reporting and disclosure controls and procedures; and
•	establishes policies and procedures relating to the engagement of the independent auditors, including pre-approval policies and procedures.

Only independent directors may serve on the Audit Committee. Each member of the Audit Committee satisfies the independence standards for such committee members established by the New York Stock Exchange (“NYSE”). Messrs. Kollat and Matthews and Mses. Lauderback and Sanders currently serve on the Audit Committee. Mr. Kollat is Chairman of this committee. The Audit Committee met 12 times in 2004.

Compensation Committee. The Compensation Committee:

•	discharges, subject to general review and oversight by the Board, the Board’s responsibilities relating to executive compensation and assists the Board in fulfilling its responsibilities relating to Wolverine’s compensation and benefit programs and policies;
•	reviews and approves corporate and personal goals and objectives relevant to Chief Executive Officer compensation, evaluates the performance of the Chief Executive Officer in light of these goals and objectives, and, together with the other independent directors, approves the compensation of the Chief Executive Officer based on the evaluation;
•	reviews and approves the compensation of other key senior executives, including bonuses and equity compensation; and
•	administers and makes recommendations with respect to Wolverine’s stock option and other equity-based incentive plans.

Only independent directors may serve on the Compensation Committee. Messrs. Fites, Mehney and Schrage currently serve on the Compensation Committee. Mr. Fites is Chairman of this committee. The Compensation Committee met four times during 2004.

Executive Committee. Subject to limitations set forth in the Executive Committee Charter and applicable laws, rules and regulations, the Executive Committee exercises the powers of the Board of Directors during periods between Board meetings with respect to matters that the Chairman of the Board determines must be addressed before the next scheduled meeting of the Board and for which a special meeting of the Board is not practicable. Messrs. Bloom, Fites, Matthews and O’Donovan currently serve on the

Executive Committee. Mr. Matthews is Chairman of this committee. It did not meet during 2004.

Governance Committee. The Governance Committee:

•	interviews each potential director nominee and recommends, consistent with criteria approved by the Board, suitable candidates for nomination or appointment to the Board;
•	in conjunction with the Board, establishes qualification standards for Board and committee membership;
•	develops and recommends to the Board an annual self-evaluation process for the Board and its committees and oversees the evaluation process;
•	establishes and recommends director independence guidelines to the Board;
•	reviews and reports on all matters generally relating to corporate governance and develops and recommends to the Board corporate governance guidelines;
•	recommends to the Board key executives to serve as corporate officers of Wolverine; and
•	recommends retainer and attendance fees for directors who are not employees of Wolverine or any of its subsidiaries.

In evaluating the skills and characteristics required of Board members, the Governance Committee addresses issues such as experience, diversity, age and skills in the context of the current make-up of the Board. The Governance Committee will consider candidates for nomination that are recommended by stockholders, directors, officers, third-party search firms and other sources. Stockholders may recommend individual nominees for consideration by the Governance Committee by communicating with the Governance Committee through one of the Board communication mechanisms described under the heading “Corporate Governance Principles — Communication with the Board.” The Board of Directors ultimately determines individuals to be nominated at each annual meeting. Direct stockholder nominations may only be made through the procedure described below under the subheading “Stockholder Nominations.” From time to time, the Governance Committee engages third-party search firms to assist with identifying and evaluating potential nominees.

In making nominee recommendations to the Board, the Governance Committee considers a potential nominee’s ability, judgment and personal and professional integrity. The Governance Committee seeks nominees who are likely to be most effective, in conjunction with other nominees and Board members, in collectively serving the long-term interests of the stockholders.

Only independent directors may serve on the Governance Committee. Each member of the Governance Committee satisfies the independence standards for such committee members established by NYSE. Messrs. Kollat, Mehney and Schrage and Ms. Sanders currently serve on the Governance Committee. Mr. Schrage is Chairman of this committee. The Governance Committee met four times during 2004.

Stockholder Nominations

Nominations may be made directly by a stockholder entitled to vote for the election of directors if, and only if, the stockholder submits advance notice of the proposed nomination to the Secretary of Wolverine and the notice is received by the Secretary of Wolverine not less than 50 nor more than 75 days before the annual meeting. However, if the first to occur of the notice of the meeting or public disclosure is given or made to stockholders less than 65 days before the annual meeting, the notice of the proposed nomination must be received not later than the close of business on the 15th day after the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever occurs first. Each notice submitted by a stockholder must set forth each nominee’s name, age, business address, residence address and principal occupation and employment, the class and number of shares of common stock beneficially owned by each nominee, and any other information concerning each nominee required to be included in a proxy statement soliciting proxies for the election of the nominee under the rules of the Securities and Exchange Commission (“SEC”). In addition, the notice must state the name, record address and the class and number of shares of common stock beneficially owned by the stockholder submitting the notice. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, he or she must announce that determination at the meeting and the nomination will be disregarded.

Compensation of Directors

Wolverine pays each non-employee director an annual retainer of $30,000 plus $2,000 per day for attendance at each regular meeting of the Board of Directors and $1,000 per day for attendance at each committee meeting. In addition, Wolverine pays the chairperson of the Audit Committee an annual fee of $7,500 and the chairpersons of the Compensation and Governance Committees annual fees of $5,000. Directors who are also employees of Wolverine or any of its subsidiaries receive no annual retainer and are not compensated for attendance at Board or committee meetings. Wolverine also pays director expenses associated with attending Board and committee meetings and other Wolverine matters. In addition, Board members from time to time receive sample Wolverine products of nominal value for review and assessment.

Under the Amended and Restated Directors’ Stock Option Plan (the “Directors’ Stock Option Plan”) approved by stockholders in 2002, each newly appointed or elected non-employee director is granted an option to purchase shares of common stock with a market value on the date of his or her initial election or appointment equal to six times the annual director retainer fee then in effect. On the date of each annual meeting after his or her initial appointment or election, each non-employee director is granted an option to purchase shares with a market value on the annual meeting date equal to three times the annual director retainer fee then in effect. The exercise price of options granted under this plan is 100% of the market value of common stock on the date each option is granted. The term of each option may not exceed 10 years. Options were granted under this plan to all non-employee directors on April 22, 2004. Options to purchase a maximum of 718,665 shares of common stock (post-split) were authorized under the 2002 amendment to the Directors’ Stock Option Plan.

In 2002, Wolverine adopted and the stockholders approved the Amended and Restated Outside Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”), a supplemental nonqualified deferred compensation plan for directors who are not employees of Wolverine or its subsidiaries. The Deferred Compensation Plan amended and restated a plan originally adopted in 1996. The plan permits all non-employee directors to defer 25%, 50%, 75% or 100% of their directors’ fees. Amounts deferred are credited on the books of Wolverine to an account established for that director as if the amounts had been invested to purchase shares of common stock using the market price of common stock on the payment date of the next cash dividend (“phantom stock”). Phantom stock units are increased by a dividend equivalent based on dividends paid by Wolverine, the amount of phantom stock units credited to each director’s account and the market price of common stock on the payment date of the cash dividend. The accumulated phantom stock units in a director’s account under the plan are distributed in shares of Wolverine common stock in a single lump-sum or annual installments over a period of up to 10 years by converting each phantom stock unit to one share of Wolverine common stock upon termination of service as a director or as of a date selected by the director.

Certain non-employee directors also received in 1996 an award of phantom stock units representing accrued retirement income under the former Director Retirement Plan, which was replaced by the Deferred Compensation Plan in 1996. No future non-employee director will receive retirement awards under the Deferred Compensation Plan. Phantom stock units that represent awards of retirement income are subject to delayed vesting provisions and are credited with dividend equivalents. Shares of Wolverine common stock equal to the number of all phantom stock units representing retirement awards credited to a director’s account will be distributed upon the director’s termination of service. Distributions will be made in 10 annual installments beginning the month following termination of service as a director.

Upon a “change in control” as defined in the Deferred Compensation Plan, Wolverine common stock equal to the phantom stock units credited to a director’s account (both for deferred fees and retirement income) will be distributed to the director in a single lump sum. For purposes of the Deferred Compensation Plan, “change in control” is defined as:

•	failure of the individuals who were directors at the time the Deferred Compensation Plan was adopted and those whose election or nomination to the Board was approved by three-quarters of the directors then still in office who were directors at the time the Deferred Compensation Plan was adopted, or whose election or nomination was so approved, to constitute a majority of the Board;
•	acquisition by certain persons or groups of 20% or more of the common stock or combined outstanding voting power (excluding certain transactions);
•	approval by the stockholders of a reorganization, merger or consolidation (excluding certain permitted transactions); or
•	approval by the stockholders of a complete liquidation or dissolution of Wolverine or the sale or disposition of all or substantially all of the assets of Wolverine (excluding certain permitted transactions).

Mr. Matthews serves as Lead Director of Wolverine. For his service as Lead Director, Mr. Matthews receives an annual fee of $60,000. These payments are in lieu of the annual director retainer fee of $30,000. Mr. Matthews receives the standard director fee for attendance at Board meetings and standard director stock options, but does not receive attendance fees for attending committee meetings.

In April 2000, Mr. Bloom retired as Chief Executive Officer of Wolverine but he continues to serve as Chairman of the Board of Directors. For his service as Chairman, Mr. Bloom receives an annual fee of $90,000, together with reimbursement of certain business expenses. These payments are in lieu of the annual director retainer fee of $30,000. Mr. Bloom receives the standard director fee for attendance at Board meetings and standard director stock options, but does not receive attendance fees for attending committee meetings. The scope of Mr. Bloom’s service and his compensation are reviewed annually by the Board.

Corporate Governance Principles

Wolverine has developed governance principles to assist the Board in fulfilling its responsibilities to stockholders and to provide a framework for the Board’s oversight responsibilities regarding the management of Wolverine. Wolverine’s governance principles are dynamic and have been developed and revised over a period of many years to reflect changing laws, regulations and best business practices. The governance principles also provide guidance and transparency to management, employees, investors and other stakeholders regarding the Board’s philosophy, high ethical standards, expectations for conducting business, and decision-making processes.

The following is a summary of certain of Wolverine’s policies, charters, guidelines and principles relating to corporate governance and financial reporting. You may access complete current copies of our Code of Conduct and Compliance, Corporate Governance Guidelines, Director Independence Standards, Accounting and Finance Code of Ethics, Audit Committee Charter, Governance Committee Charter, Compensation Committee Charter and Executive Committee Charter at our website, www.wolverineworldwide.com. Each of these is also available in print to any stockholder upon request.

Independence

The Board believes that the independence of directors and Board committee members is important to assure that the Board and its committees operate only in the best interests of the stockholders and to avoid any appearance of conflict of interest. For over 10 years, Wolverine has functioned with only two active or former management employees as directors. The remainder of the Board’s 10 to 12 directors over this period have been non-management directors. Only one current management employee, Wolverine’s Chief Executive Officer and President, currently serves as a director. While Wolverine’s formal Corporate Governance Guidelines require that a majority of the directors be independent, Wolverine has for many years operated with a substantial majority of independent directors. The Board does not intend to deviate from this practice.

The Board has determined that the following 7 of its 10 directors meet the director independence standards adopted by the Board and the applicable NYSE and SEC standards for independence (including NYSE and SEC independence standards relating to each committee upon which the respective directors serve), and have no material relationship with Wolverine:

•	Donald V. Fites
•	David T. Kollat
•	Brenda J. Lauderback
•	Phillip D. Matthews
•	David P. Mehney
•	Elizabeth A. Sanders
•	Paul D. Schrage

Our Board of Directors has adopted categorical Independence Standards, which are available at our website. These Independence Standards comply with, and in some areas, exceed the director independence standards required by NYSE. In summary, under these standards a director is considered independent only if the director and his or her immediate family members do not have, and generally have not had in the most recent three years, any material relationships with Wolverine, its subsidiaries or affiliates (including certain relationships with Wolverine’s independent auditors). The standards establish thresholds at which such relationships are deemed to be not material. In addition, the Board examines on a case-by-case basis transactions and relationships that are not of a nature addressed by the categorical standards.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that set forth the primary framework of governance principles applicable to Wolverine. The Corporate Governance Guidelines outline the general duties and functions of the Board and management, and set forth general principles regarding Board composition, independence, Board meetings and responsibilities, Board committees, expectations of directors, annual performance evaluations, management succession and ethical expectations.

Alignment of Stockholder, Management and Director Interests

For many years, the Board has believed that directors and management should have a significant financial stake in Wolverine to align their interests with those of the stockholders. For that reason, several years ago the Board adopted formal stock ownership guidelines that require ownership of Wolverine stock (including ownership credit for phantom stock units allocated to non-employee directors) within certain time periods: (i) by directors equal in value to three times the current Board retainer, (ii) by the Chief Executive Officer equal in value to five times base salary, (iii) by other executive officers equal in value to between two and four times base salaries, and (iv) by other executive management equal in value to between one and two times base salaries. Most non-employee directors also participate in the Deferred Compensation Plan that allows non-employee directors to convert a portion or all of their cash compensation into stock ownership.

Code of Conduct and Compliance

For years, Wolverine and its employees and directors have followed an extensive Code of Conduct and Compliance (“Code”). This comprehensive Code establishes basic guidelines to help employees and directors comply with applicable legal requirements and sets forth Wolverine’s expectations regarding business ethics, integrity, honesty, fairness and keeping commitments. The Code contains Wolverine’s principles and procedures regarding conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Wolverine’s assets, compliance with laws, rules and regulations, engagement criteria for Wolverine’s trading partners, “whistle blower” protection provisions, expectations regarding the integrity of books and records, and guidelines and procedures for many other subjects. Employees are surveyed annually to identify any areas of noncompliance with the Code, and the results of this survey are reported to the Board.

Board Committee Charters

The Board has organized and formed three operating committees, the Audit Committee, the Compensation Committee and the Governance Committee. In addition, the Board has an Executive Committee that is empowered to act as necessary on behalf of the Board between formal meetings of the Board. The Executive Committee has not met in over ten years. The Board has approved a committee charter for each committee that contains basic principles regarding the committee’s organization, purpose, authority and responsibilities. The performance of each committee is reviewed annually by committee members and the Board.

Leadership

Since 1993, the Board has operated with an independent Lead Director. In addition, for the past five years Wolverine has divided the roles of its Chairman and Chief Executive Officer and the elected Chairman has not been an employee or officer of Wolverine. Wolverine’s Corporate Governance Guidelines require that when Wolverine’s Chief Executive Officer retires, he or she must tender his or her resignation from the Board and the issue of continued Board membership for the former Chief Executive Officer will be determined by the Board on a case-by-case basis.

Accounting and Finance Code of Ethics

The Board has adopted an Accounting and Finance Code of Ethics (“Finance Ethics Code”). This is an ethics code focused on the financial reporting process and is intended to protect the interests of all of Wolverine’s constituents, including stockholders, employees, customers and the communities in which Wolverine conducts business. Many of the basic tenets of the Finance Ethics Code have been incorporated for many years in Wolverine’s Code of Conduct and Compliance. The Finance Ethics Code is applicable to Wolverine’s Chief Executive Officer, Chief Financial Officer and Corporate Controller and sets forth specific rules of conduct and expectations regarding the financial reporting process, protection of Wolverine’s assets, compliance with rules and regulations and honest and ethical conduct in connection with the financial reporting process and related disclosures.

Attendance

The Board prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of the stockholders. Board and committee attendance is central to the proper functioning of the Board of Directors and is a priority. Directors are expected to make every effort to personally attend every Board meeting and every meeting of each committee on which they serve as a member. Over the past ten years, individual directors have attended 569 out of a total of 582 required Board meeting attendances. Directors are also expected to attend the Annual Meeting of Stockholders in person. All eleven then-current directors attended the 2004 annual meeting. Given Wolverine’s home base in Rockford, Michigan and the geographic diversity of the home cities of Wolverine’s directors, we believe this attendance record is exceptional.

Communication with the Board

Stockholders and interested parties may communicate with members of Wolverine’s Board of Directors and may report any complaints or concerns regarding Wolverine’s financial statements and accounting, auditing, internal control and reporting practices to the Audit Committee (including anonymous submissions) to financialconcerns@wwwinc.com, through various links provided on the Corporate Governance section of the Investors section of Wolverine’s website at www.wolverineworldwide.com or by sending correspondence to the Board, a specific Board committee or a Board member c/o General Counsel, Wolverine World Wide, Inc., 9341 Courtland Drive, N.E., Rockford, Michigan 49351.

Board and Company Culture

Wolverine’s comprehensive governance guidelines and principles are coupled with a robust, open and effective Board environment that promotes respect, trust and candor, fosters a culture of open dissent and permits each director to express opinions and contribute to the Board process. Directors are expected to have unrestricted access to management and any company information they desire. The participation of Board members and the open exchange of opinions is further encouraged at the Board committee level through the periodic rotation of Board members among its standing committees. This open and candid operating environment is shared by management and the Board and is essential to fully realize the benefits of Wolverine’s formal governance guidelines, principles, charters and policies.

Stock Incentive Plan of 2005

Purposes and Effects of the Proposal

The Board of Directors firmly believes that Wolverine’s long-term interests are best advanced by aligning the interests of its key employees and directors with the interests of its stockholders. Therefore, to attract, retain and motivate non-employee directors, officers and key management employees of exceptional abilities, and in recognition of the significant contributions to the long-term performance and growth of Wolverine and its subsidiaries made by these individuals, on February 10, 2005, the Board of Directors adopted, subject to stockholder approval, the Stock Incentive Plan of 2005 (the “Plan”). A copy of the Plan is attached as Appendix B to this proxy statement. The Plan is intended to supplement and continue the compensation policy and practice of other stock incentive plans of Wolverine, which Wolverine has utilized for these purposes for several decades. The Plan applies to both employees of Wolverine and non-employee directors and provides the ability for the Compensation Committee to award stock options, stock appreciation rights, restricted stock, restricted stock units and stock awards with vesting and other award provisions that provide effective incentives to Wolverine employees and non-employee directors and alignment of stockholder, management and director interests.

Since non-employee directors will be eligible to receive grants under the Plan, upon stockholder approval of the Plan, Wolverine’s Amended and Restated Directors’ Stock Option Plan, which was approved by the stockholders in April 2002, will be suspended and no additional stock options will be issued thereunder. The Amended and Restated Directors’ Stock Option Plan is the only current plan that permits awards of options to non-employee directors.

Wolverine’s current stock incentive plans have a limited number of authorized shares remaining for future awards to employees (approximately 814,524 shares in total as of March 1, 2005). In addition, Wolverine is currently only able to grant awards of stock options to non-employee directors. Thus, the Board of Directors believes that adoption of the Plan is now advisable in order to increase the available pool of shares for awards to employees and to allow for the grant of awards other than stock options to non-employee directors.

The following summarizes information as of March 1, 2005, with respect to available shares and outstanding awards under Wolverine’s existing equity-based incentive plans:

•	814,524 shares of common stock were available for the grant of new awards to employees under all of Wolverine’s existing equity-based compensation plans for employees;
•	options to acquire 5,446,734 shares of common stock were outstanding and unexercised under all of Wolverine’s existing equity-based compensation plans for employees;
•	options to acquire 524,599 shares of common stock were outstanding and unexercised under all of Wolverine’s stock option plans for non-employee directors;
•	the weighted-average exercise price of all outstanding stock options was approximately $13.43;
•	the weighted-average term until expiration of all outstanding stock options was 6.13 years; and
•	559,961 shares of common stock previously available for the grant of stock options to non-employee directors under the Amended and Restated Directors’ Stock Option Plan will no longer be available for grant upon stockholder approval of the Plan.

On March 1, 2005, the closing price of Wolverine common stock on the New York Stock Exchange was $22.81 per share.

The following summarizes certain important information about the proposed Plan:

•	4,250,000 shares of common stock would be available for awards under the Plan, subject to certain anti-dilution and other adjustments;
•	each share to be issued under the Plan pursuant to awards of restricted stock, restricted stock units, stock appreciation rights and stock awards would count as two (2) shares against the total pool of shares available under the Plan, and each share issued pursuant to awards of stock options would count as one (1) share against the pool;
•	the Company has historically granted approximately 75 to 81 percent of incentive awards as stock options and the remaining awards as restricted stock; at this percentage range, a total of approximately 3,500,000 shares could be awarded under the Plan;
•	the exercise or settlement price for all stock options and stock appreciation rights issuable under the Plan must be at least 100% of the market value of Wolverine’s common stock on the date of grant;
•	other than in connection with a change in Wolverine’s capitalization, the Plan prohibits repricing or modification of any award under the Plan without stockholder approval if the effect of the action would be to reduce the exercise or settlement price of an outstanding stock option or stock appreciation right;
•	stock option, restricted stock and restricted stock unit awards to employees will vest according to schedules set by the Compensation Committee based on (i) Wolverine’s performance and/or (ii) continued employment with Wolverine over a period of time;
•	stock options granted to employees and all awards of restricted stock and restricted stock units that provide for vesting solely based on continued employment or service with Wolverine may not provide for full vesting over a period of less than three years (except in the event of a change in control of Wolverine or the recipient’s death, disability or retirement);
•	no participant in the Plan may be granted awards with respect to more than 450,000 shares of Wolverine common stock in any calendar year;
•	annual awards to non-employee directors are limited to a market value (as described in the Plan) on the date of grant of 150% of the director’s annual retainer and full Board meeting fees and initial awards upon becoming a director are limited to a market value of 300% of such annual retainer and full Board meeting fees; and
•	shares available for issuance under the Plan are only replenished for awards that have been terminated, expired unexercised, forfeited or settled in cash.

Summary of the Plan

The following is a summary of the principal features of the Plan and is qualified in its entirety by reference to the terms of the Plan attached as Appendix B to this proxy statement.

General. The Plan is intended to grant stock incentives consistent with the past practice of Wolverine. Most of the options granted to employees under the current plans have been incentive stock options within the meaning of the Internal Revenue Code with an exercise price equal to the market price of the stock on the date of grant. However, the Plan would also permit the grant of stock appreciation rights, restricted stock, restricted stock units and stock awards if determined to be desirable to advance the purposes of the Plan (together with stock options, collectively referred to as “Incentive Awards”). By combining in a single plan many types of incentives commonly used in employee and director long-term incentive compensation programs, the Plan is intended to provide significant flexibility for Wolverine to design specific long-term incentives to best promote Plan objectives and in turn promote the interests of Wolverine’s stockholders. Executive officers, officers, key employees and directors of Wolverine and its subsidiaries may be considered to have interests in the Plan because they may receive Incentive Awards under the Plan. The Plan would not be qualified under Section 401(a) of the Internal Revenue Code and would not be subject to the Employee Retirement Income Security Act of 1974.

Shares Subject to the Plan. Subject to certain anti-dilution and other adjustments, the total number of shares available for Incentive Awards under the Plan would be 4,250,000 shares of Wolverine’s common stock, $1.00 par value. Each share issued pursuant to an award of stock, stock appreciation rights, restricted stock or restricted stock units would count as two (2) shares towards the 4,250,000 share limit. Each share issued pursuant to an award of stock options would count as one (1) share towards the 4,250,000 share limit.

No Plan participant may be granted Incentive Awards with respect to more than 450,000 shares of Wolverine common stock during any calendar year, subject to certain anti-dilution and other adjustments. In addition, annual Incentive Awards to non-employee directors are limited to a market value on the date of grant equal to 150% of the director’s annual retainer and full Board meeting fees, and initial awards upon becoming a director are limited to a market value of 300% of such annual retainer and full Board meeting fees.

Eligibility. Persons eligible to receive Incentive Awards under the Plan (with certain limitations discussed below) include corporate executive officers (currently eight persons), other officers and key employees (currently approximately 210 persons) and non-employee directors (currently nine persons) of Wolverine and its subsidiaries in consideration of their abilities to contribute to increased stockholder value as determined by the Compensation Committee. Additional individuals may become executive officers, officers, key employees or directors in the future and could participate in the Plan.

Administration. The Plan would be administered by the Compensation Committee of the Board of Directors. The Compensation Committee would determine, subject to the terms of the Plan, the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person (subject to the limits specified in the Plan), the time of each grant, the terms and duration of each grant and all other determinations necessary or advisable for administration of the Plan. The Compensation Committee has the authority to amend the terms of Incentive Awards granted under the Plan from time to time in a manner consistent with the terms of the Plan. Notwithstanding the preceding sentence, other than in connection with a change in Wolverine’s capitalization, no Incentive Award granted under the Plan may be repriced or modified without stockholder approval if the effect of such repricing or modification would be to reduce the exercise or settlement price of then outstanding Incentive Awards to the same participants.

Stock Options. The Plan permits Wolverine to grant to participants options to purchase shares of Wolverine common stock at stated prices for specific periods of time. Certain stock options that could be granted to employees under the Plan may qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code. Wolverine has traditionally granted incentive stock options to its officers and key employees as a form of long-term, equity-based incentive compensation. The Plan also allows for the grant of stock options to employees and to non-employee directors that are not intended to qualify as incentive stock options within the meaning of the Internal Revenue Code. Stock options may be granted at any time prior to the termination of the Plan according to its terms or by action of the Board of Directors.

The Compensation Committee would establish the terms of individual stock option grants in stock option agreements. The stock option agreements would contain terms, conditions and restrictions that the Compensation Committee determines to be appropriate and consistent with the provisions of the Plan. The Plan requires that vesting schedules set by the Compensation Committee for employees be based on company performance and/or continued employment or service with Wolverine over a period of time; provided that stock options granted to employees with vesting schedules that are based solely on continued employment with Wolverine may not provide for full vesting over a period of less than three years (except in the event of a change in control of Wolverine or the death, disability or retirement of the option holder). Stock options granted to non-employee directors are not subject to this three-year minimum vesting provision and may be granted with immediate vesting. Stock options granted by the Compensation Committee to employees under the stock incentive plans currently in place generally vest in four installments over a three-year period subject to, among other things, the participant’s continued employment with Wolverine or the applicable subsidiary. Stock options granted to non-employee directors have typically been fully vested on the date of grant. When exercising all or a portion of a stock option, a participant may pay the exercise price with cash or, if permitted by the Compensation Committee, shares of Wolverine common stock that meet required holding periods or other consideration substantially equal to cash. The Compensation Committee could also authorize payment by employees other than directors or executive officers of all or a portion of the exercise price in the form of a full recourse promissory note or installments on terms approved by the Compensation Committee. In addition, the Compensation Committee may implement a program for the broker-assisted cashless exercise of stock options.

Although the term of each stock option would be determined by the Compensation Committee, no stock option would be exercisable under the Plan after the expiration of 10 years from the date it was granted. Stock options generally become fully vested and will remain exercisable for limited periods of time in the event a stock option holder dies or becomes disabled. Unless the Compensation Committee determines otherwise, if a stock option holder is terminated without cause, no additional vesting will occur and the options previously vested will remain exercisable for a limited period of time. If a stock option holder is terminated for cause, the stock option holder will forfeit all rights to exercise any outstanding stock options unless the Compensation Committee determines otherwise. If a stock option holder retires (i) after age 62, (ii) after age 50 and the completion of seven years of service as an employee, officer and/or director of Wolverine or any subsidiary, or (iii) upon attaining any other age or years of service determined by the Compensation Committee, all of his or her options become fully vested and may be exercised for the remainder of the terms of the options unless the terms of the option agreement or grant provide otherwise. Stock options granted to participants under the Plan generally may not be transferred except by will or by the laws of descent and distribution, unless the Compensation Committee otherwise consents or transfer is permitted by the terms of the grant or the applicable stock option agreement.

Stock Appreciation Rights. The Plan also permits the Compensation Committee to grant stock appreciation rights. Stock appreciation rights each count as two (2) shares for purposes of determining shares available for issuance under the Plan. A stock appreciation right permits the holder to receive the difference between the market value of the shares of common stock subject to the stock appreciation right on the exercise date of the stock appreciation right and the exercise or settlement price of the stock appreciation rights. Stock appreciation rights may be granted in tandem with Incentive Awards granted under the Plan or stock options granted under other of Wolverine’s equity-compensation plans or separate and apart from a grant of an Incentive Award or stock option. As with stock option grants, the Compensation Committee would establish the terms of individual awards of stock appreciation rights in an award agreement. Unless settled in cash, the exercise of a stock appreciation right that is granted in tandem with an Incentive Award or stock option will be in lieu of exercising such Incentive Award or stock option. Stock appreciation rights granted in tandem with an Incentive Award or stock option may be granted at the time the related award is granted or at any time after the grant and before the exercise or expiration of such award. All stock appreciation rights that are not granted in tandem with another award will be subject to the same terms and conditions as are applicable to stock options granted under the Plan, including the terms and conditions described above. All stock appreciation rights granted in tandem with an Incentive Award or stock option will have the same vesting, exercisability, forfeiture and termination provisions as the award with respect to which it was granted. Stock appreciation rights may be settled in shares of Wolverine’s common stock, cash or a combination thereof.

Restricted Stock and Restricted Stock Units. The Plan also permits the Compensation Committee to award restricted stock and restricted stock units, subject to such terms and conditions set by the Compensation Committee. Shares of restricted stock and restricted stock units each count as two (2) shares for purposes of determining shares available for issuance under the Plan. As with stock option grants, the Compensation Committee would establish the terms of individual awards of restricted stock and restricted stock units in award agreements. The Plan requires that vesting schedules set by the Compensation Committee be based on company performance and/or continued employment or service with Wolverine over a period of time; provided that awards with vesting schedules that are based solely on continued employment or service as a non-employee director with Wolverine may not provide for full vesting over a period of less than three years (except in the event of a change in control of Wolverine or the death, disability or retirement of the participant). Restricted stock previously granted to employees (other than under the LTIP) generally vests in three installments over a five-year period, with 25% of the shares subject to an award vesting on the third anniversary of the date of grant, 25% of the shares vesting on the fourth anniversary and the remaining shares vesting on the fifth anniversary. Unless the Compensation Committee consents or provides otherwise in an award agreement, if a participant’s employment is terminated during the restricted period for any reason other than death, disability or retirement (as defined in the Plan), the participant’s restricted stock and restricted stock units that are still subject to full or partial restrictions would be entirely forfeited. If the participant’s employment terminates during the restricted period by reason of death, disability or retirement, the restrictions on the participant’s shares and units would terminate automatically. Wolverine has traditionally granted restricted stock awards as a form of long-term equity-based incentive compensation pursuant to its current stock incentive plans.

Without Compensation Committee authorization, a recipient of restricted stock or restricted stock units would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of the stock or stock unit other than by will or the laws of descent and distribution. In addition, the Compensation Committee could impose other restrictions on shares of restricted stock and/or restricted stock units. A restricted stock unit award represents the right to receive a specified number of shares of Wolverine common stock upon vesting of the award. Unless otherwise provided by the Compensation Committee, holders of restricted stock would enjoy all other rights of a stockholder with respect to restricted stock, including the right to vote restricted shares at stockholders’ meetings and the right to receive all dividends paid with respect to shares of Wolverine common stock. Unless otherwise provided by the Compensation Committee, holders of restricted stock units would also be entitled to all dividends and other distributions paid with respect to the shares subject to the restricted stock unit award, however, holders of restricted stock units would not have any voting rights with respect to such shares prior to the vesting and transfer of the shares to the holder. Any securities received by a holder of restricted stock or restricted stock unit pursuant to a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares would be subject to the same terms, conditions and restrictions that are applicable to the restricted stock or restricted stock unit for which the securities are received.

Stock Awards. The Plan also permits the Compensation Committee to make stock awards. Shares of stock awarded each count as two (2) shares for purposes of determining shares available for issuance under the Plan. A stock award of Wolverine’s common stock would be subject to terms and conditions set by the Compensation Committee at the time of the award. Stock award recipients would generally have all voting, dividend, liquidation and other rights with respect to awarded shares of Wolverine common stock. However, the Compensation Committee could impose restrictions on the assignment or transfer of Wolverine common stock awarded under a stock award. Wolverine has previously granted stock awards for minimal numbers of shares to a limited number of persons in connection with short-term programs targeted at specific locations or profit centers as rewards for achieving pre-established sales or similar goals. Wolverine presently expects any future awards would be for a de minimis number of shares and similar purposes.

Deferred Stock Units. The Plan provides that the Compensation Committee may establish rules for the deferred delivery of shares following the exercise of a stock option or stock appreciation right or following the settlement, vesting or other events with respect to restricted stock and restricted stock units that could delay the recognition of taxable income by the holder (and the deduction by Wolverine) in connection with such an Incentive Award.

Performance-Based Awards. Section 162(m) of the Internal Revenue Code, as amended, limits to $1,000,000 the annual income tax deduction that may be claimed by a publicly held corporation for compensation paid to its chief executive officer and to the four most highly compensated officers other than the chief executive officer. Qualified “performance-based” compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The proposed Plan is intended to provide for the ability to grant awards that qualify as performance-based compensation under Section 162(m) to permit compensation associated with such awards awarded under the Plan to be tax deductible to Wolverine while allowing, as nearly as practicable, the continuation of Wolverine’s preexisting practices with respect to the award of equity compensation.

Compensation associated with awards of restricted stock and restricted stock units under the Plan would not, based upon Wolverine’s past practices, qualify as performance-based compensation for purposes of Section 162(m) and would be subject to the $1,000,000 deductibility limit. However, the Plan does allow for the grant of awards of restricted stock, restricted stock units and stock awards that qualify as performance-based compensation. To qualify as performance-based compensation, the vesting of an award of stock, restricted stock or restricted stock units must be contingent on the achievement of one or more Qualifying Performance Criteria (as defined in the Plan and described below). Notwithstanding satisfaction of any performance goals, the number of shares of common stock granted, issued, retained and/or vested under an award of stock, restricted stock or restricted stock units may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine. No award of stock, restricted stock or restricted stock units granted under the Plan that is intended to satisfy the requirements for performance-based compensation under Section 162(m) will be payable unless the Compensation Committee certifies in writing that the applicable performance goals have been satisfied.

Qualifying Performance Criteria. The performance criteria for any award of stock, restricted stock or restricted stock units that is intended to satisfy the requirements for performance-based compensation under Section 162(m) will be any one or more of the following, either individually, alternatively or in any combination, applied to either Wolverine as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee: (a) net earnings or earnings per share (including earnings before interest, taxes, depreciation and/or amortization), (b) income, net income or operating income, (c) revenues, (d) net sales, (e) return on sales, (f) return on equity, (g) return on capital (including return on total capital or return on invested capital), (h) return on assets or net assets, (i) earnings per share, (j) economic value added measurements, (k) return on invested capital, (l) return on operating revenue, (m) cash flow (before or after dividends), (n) stock price, (o) total stockholder return, (p) market capitalization, (q) economic value added, (r) debt leverage (debt to capital), (s) operating profit or net operating profit, (t) operating margin or profit margin or (u) cash from operations. To the extent consistent with Section 162(m), the Compensation Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in Wolverine’s annual report to stockholders for the applicable year.

Change in Control. Upon the occurrence of a “change in control” of Wolverine (as defined in the Plan), all outstanding stock options and stock appreciation rights would become immediately exercisable in full and would remain exercisable in accordance with their terms and all other outstanding Incentive Awards under the Plan would immediately become fully vested and nonforfeitable. In addition, the Compensation Committee, without the consent of any affected participant, could determine that some or all participants holding outstanding stock options and/or stock appreciation rights would receive, with respect to some or all of the shares subject to such stock options and/or stock appreciation rights, cash in an amount equal to the greater of the excess over the exercise price per share of each stock option or stock appreciation right of: (i) the highest sale price of the shares on the New York Stock Exchange immediately before the effective date of the change in control; or (ii) the price per share actually paid in connection with any change in control of Wolverine.

Amendment and Termination. The Board of Directors may terminate the Plan at any time and may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of Wolverine, provided that no such amendment may be made without the approval of stockholders that would (i) reduce the exercise price at which stock options or stock appreciation rights may be granted below the price provided for in the Plan, (ii) reduce the exercise price of outstanding options, (iii) increase the yearly individual maximum limit on awards or (iv) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements. The Compensation Committee may alter or amend an award agreement and/or incentive award previously granted under the Plan to the extent it determines that such action is appropriate. Notwithstanding anything to the contrary in this paragraph, no such amendment or alteration to the Plan or to any previously granted award agreement or incentive award may be made that would impair the rights of the holder of the award, without such holder’s consent, provided that no such consent is required if the Compensation Committee determines in its sole discretion and prior to the date of any change of control (as defined in the applicable award agreement) that such amendment or alteration is required or advisable in order for Wolverine, the Plan or the incentive award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Subject to stockholder approval, the Plan would take effect on April 21, 2005, and, unless terminated earlier by the Board of Directors, no awards could be made under the Plan after April 20, 2015.

New Plan Benefits. Because benefits under the Plan will depend on the Compensation Committee’s actions and the fair market value of Wolverine’s common stock at various future dates, the benefits payable under the Plan and the benefits that would have been payable had the Plan been in effect during the most recent fiscal year are not determinable.

Registration. Wolverine intends to register shares covered by the Plan under the Securities Act of 1933 before any Incentive Award could be exercised. If the Plan is not approved by the stockholders, no Incentive Awards will be made under the Plan.

Federal Income Tax Consequences of the Plan

The following is only a summary of the effect of U.S. federal tax laws upon participants and Wolverine, is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Please note that the description with regard to stock appreciation rights and the deferred delivery of shares in particular are subject to change due to recently enacted tax legislation. Participants in the Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving Incentive Awards under the Plan.

Stock Options. For federal income tax purposes, the participant would not recognize income and Wolverine would not receive a deduction at the time an incentive stock option is granted or at the time the incentive stock option is exercised. The difference between the market value of the common stock subject to the incentive stock option and the exercise price would, however, be a tax preference item for purposes of calculating alternative minimum tax. Upon sale of the stock acquired pursuant to an incentive stock option, as long as the participant held the stock for at least one year after the date of exercise of the stock option and at least two years after the date of grant of the stock option, the participant’s basis would equal the exercise price and the participant would pay tax on the difference between the sale proceeds and the exercise price as capital gain. Wolverine would receive no deduction for federal income tax purposes under these circumstances. If, however, before the expiration of either of the above-described holding periods, the participant sold shares acquired under an incentive stock option, the participant generally would recognize taxable compensation income equal to the difference between the exercise price and the market value of the common stock acquired pursuant to the stock option at the time of exercise. Wolverine would then receive a corresponding deduction for federal income tax purposes. Additional gains, if any, recognized by the participant would result in the recognition of short- or long-term capital gain.

Federal income tax laws provide different rules for nonqualified stock options — those options that do not meet the Internal Revenue Code’s definition of an incentive stock option. Under current federal income tax laws, a participant would not recognize any income and Wolverine would not receive a deduction at the time a nonqualified option is granted. If a nonqualified option is exercised, the participant would recognize compensation income in the year of exercise equal to the difference between the exercise price and the market value of the stock acquired upon exercise on the date of exercise. Wolverine would receive a corresponding deduction for federal income tax purposes. The participant’s tax basis in the shares acquired would be increased over the exercise price by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

Stock Appreciation Rights. The treatment of stock appreciation rights that are payable solely in the form of Wolverine’s common stock under federal income tax laws is similar to the treatment of nonqualified stock options as described above. Under current federal income tax laws, a participant would not recognize any income and Wolverine would not receive a deduction at the time a stock appreciation right is granted. If a stock appreciation right is exercised, the participant would recognize compensation income in the year of exercise equal to the difference between the exercise or settlement price and the market value of the stock acquired upon exercise on the date of exercise. Wolverine would receive a corresponding deduction for federal income tax purposes. The participant’s tax basis in the shares acquired would be increased over the exercise price by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-or long-term capital gain or loss.

Federal income tax laws provide different rules for stock appreciation rights that are payable in cash from those that are payable solely in the form of Wolverine common stock. Under current federal income tax laws, a participant would not recognize any income and Wolverine would not receive a deduction at the time a stock appreciation right is granted. Depending on the terms of the stock appreciation right, pursuant to recently enacted tax legislation, a participant may recognize taxable income upon the vesting of a cash-settled stock appreciation right and may also be subject to additional excise taxes and penalties. Wolverine would receive a corresponding deduction in any year in which the participant recognizes taxable income.

Restricted Stock, Restricted Stock Units and Stock Awards. Generally, a participant would not recognize income upon the award of restricted stock or restricted stock units. However, a participant would be required to recognize compensation income on the value of shares subject to such an award at the time the award vests (when the restrictions lapse). Stock awards are generally recognized as compensation income at issuance. At the time the participant recognizes compensation income, Wolverine would be entitled to a corresponding deduction for federal income tax purposes. If restricted stock or a restricted stock unit is forfeited by a participant prior to vesting, the participant would not recognize income and Wolverine would not receive a deduction. Prior to the vesting and lapse of restrictions, dividends paid on shares subject to awards of restricted stock and restricted stock units would be reported as compensation income to the participant and Wolverine would receive a corresponding deduction.

A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the award of restricted stock occurs. If the participant makes such an election, the amount of compensation income would be the value of the award of restricted stock at the time of grant. Any later appreciation in the value of the restricted stock would be treated as capital gain and realized only upon the sale of the stock subject to the award of restricted stock. Dividends received after such an election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of shares subject to the restricted stock award, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the stock previously reported by the participant as compensation income.

Withholding. If Incentive Awards are made under the Plan, Wolverine could withhold from any cash otherwise payable to a participant or require a participant to remit to Wolverine an amount sufficient to satisfy federal, state, local and foreign withholding taxes. Tax withholding obligations could be satisfied by withholding Wolverine common stock to be received upon exercise of an option or stock appreciation right or the vesting of restricted stock, restricted stock unit or stock award or by delivery to Wolverine of previously owned shares of common stock, subject to certain holding period requirements.

Miscellaneous Tax Issues. Wolverine will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above, provided, among other things, that such deduction meets the test of reasonableness and is an ordinary and necessary business expense. However, in connection with a change in control of Wolverine, and depending upon the terms and conditions of an Incentive Award and upon the individual circumstances of the holder of such award, certain amounts with respect to awards granted under the Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G of the Internal Revenue Code. Pursuant to these provisions, the holder of the award will be subject to a 20% excise tax on any “excess parachute payment” and Wolverine will be denied any deduction with respect to such payment. In addition, as noted above, in certain instances as a result of the application of Section 162(m) of the Internal Revenue Code, Wolverine may be denied a compensation deduction for awards granted to certain officers that do not qualify as “performance-based compensation” to the extent their aggregate compensation exceeds $1,000,000 in a given year.

Deferred Stock Units. As noted above, the Plan provides that the Compensation Committee may establish rules for the deferred delivery of shares following the exercise of a stock option or stock appreciation right or following the settlement, vesting or other events with respect to restricted stock and restricted stock units that could delay the recognition of taxable income by the holder (and the deduction by Wolverine) in connection with such an Incentive Award.

Vote Required

Approval of the Stock Incentive Plan of 2005 requires an affirmative vote of stockholders holding a majority of the shares present in person or represented by proxy and entitled to vote on this proposal. In addition, New York Stock Exchange rules require that the total vote cast on this proposal represent a majority of all shares entitled to vote on this proposal. For purposes of counting votes on this proposal, abstentions will be counted as voted against the proposal. Broker non-votes will not be counted as voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

Your Board of Directors recommends that you vote FOR approval of the Stock Incentive Plan of 2005.

Amendment of the Certificate of Incorporation

The Board of Directors proposes to amend the Fourth Article of Wolverine’s Certificate of Incorporation to increase Wolverine’s authorized capital stock from 82,000,000 shares, of which 80,000,000 are shares of common stock, $1.00 par value per share (“Common Stock”), to 162,000,000 shares, of which 160,000,000 would be shares of Common Stock. The purpose of the amendment is to provide additional shares for possible future issuance.

As of March 1, 2005, there were 58,141,657 authorized shares of Common Stock issued and outstanding, excluding 155,721 shares of treasury stock. If all outstanding stock options were exercised, there would have been approximately 64,122,529 shares of Common Stock issued and outstanding as of March 1, 2005. A significant number of our existing authorized shares were used in connection with the three-for-two stock split (in the form of a stock dividend) distributed on February 1, 2005.

The Board of Directors believes that it is advisable to have additional authorized shares of Common Stock available to give Wolverine the ability to react quickly to opportunities. Although the Board of Directors has no present plans or commitments for the issuance of any of the additional shares that would be authorized upon approval of this amendment, such shares would be available for possible future stock splits and dividends, public or private offerings of Common Stock or securities convertible into Common Stock, employee benefit plans, equity-based acquisitions and other corporate purposes that might be proposed. If Wolverine’s authorized capital stock is not increased, as of March 1, 2005, it would have less than 14,347,300 shares available for such uses.

All of the additional shares resulting from the increase in Wolverine’s authorized Common Stock would be of the same class with the same dividend, voting and liquidation rights as the shares of Common Stock presently outstanding. Wolverine’s authorized capital stock also includes, and will continue to include without increase, 2,000,000 shares of preferred stock, none of which is currently outstanding. Stockholders have no preemptive rights to acquire shares issued by Wolverine under its Certificate of Incorporation and stockholders would not acquire preemptive rights with respect to additional shares under the proposed amendment to Wolverine’s Certificate of Incorporation. Under some circumstances, the issuance of additional shares of Common Stock could dilute the voting rights, equity and earnings per share of existing stockholders.

If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance by Wolverine without further stockholder authorization.

Although the Board of Directors has no present intention of issuing any additional shares of Common Stock as an anti-takeover measure, the proposed increase in authorized but unissued Common Stock could be considered an anti-takeover measure because the additional authorized but unissued shares of Common Stock could be used by the Board of Directors to make a change in control of Wolverine more difficult.

The first paragraph of the Fourth Article of Wolverine’s Certificate of Incorporation, as amended, would read as follows:

FOURTH: The total number of shares that the corporation shall have authority to issue and have outstanding is One Hundred Sixty-Two Million (162,000,000) shares, of which Two Million (2,000,000) shares shall be Preferred Stock, par value One Dollar ($1.00) per share, and One Hundred Sixty Million (160,000,000) shares shall be Common Stock, par value One Dollar ($1.00) per share.

The affirmative vote of holders of a majority of outstanding shares entitled to vote at the annual meeting of stockholders is required to approve the proposed amendment to Wolverine’s Certificate of Incorporation. For the purpose of counting votes on this proposal, abstentions, broker non-votes and other shares not voted have the same effect as a vote against the proposal. The New York Stock Exchange has advised Wolverine that shares of Common Stock held by New York Stock Exchange member organizations, or their nominees, may be voted on this proposal without specific instructions from the beneficial owners of such shares.

Your Board of Directors recommends that you vote FOR the approval of the amendment to Wolverine’s Certificate of Incorporation.

Ownership of Wolverine Stock

Five Percent Stockholders

The following table sets forth information concerning the number of shares of Wolverine stock held by each entity known to Wolverine to be the beneficial owner of more than five percent of Wolverine’s outstanding shares of common stock:

Five Percent Stockholders

	Amount and Nature of Beneficial
	Ownership of Common Stock(1)

			Shared
		Sole	Voting	Total
Name and Address	Sole Voting	Dispositive	or Dispositive	Beneficial	Percent
of Beneficial Owner	Power	Power	Power	Ownership	of Class

Mac-Per-Wolf Company(2)	4,472,736	4,472,736	—	4,472,736	7.8%
310 S. Michigan Avenue, Suite 2600 Chicago, Illinois 60604
Barclays entities(3) 45 Fremont Street San Francisco, California 94105	3,856,276	4,266,402	—	4,266,402	7.44%

(1)	The numbers of shares reported in this table and in the footnotes relating to this table have been adjusted to reflect the three-for-two stock split distributed on February 1, 2005.

(2)	Based on information set forth in Schedule 13G filed February 1, 2005. The Schedule 13G, filed jointly by Mac-Per-Wolf Company and Janus Small Cap Value Fund, indicates that Mac-Per-Wolf Company is the parent holding company of both PWMCO, LLC (a broker-dealer and investment adviser) and Perkins, Wolf, McDonnell and Company, LLC (an investment adviser). Perkins, Wolf, McDonnell and Company, LLC provides investment advice to several clients including the Janus Small Cap Value Fund. Janus Small Cap Value Fund is an investment company registered under the Investment Company Act of 1940, as amended. Mac-Per-Wolf Company reported that it beneficially owned 4,472,736 shares of Wolverine common stock. Janus Small Cap Value Fund reported that it beneficially owned 2,850,000 of the 4,472,736 shares of Wolverine common stock reported as beneficially owned by Mac-Per-Wolf Company and is no longer the beneficial owner of more than five percent of Wolverine’s outstanding shares of common stock.

(3)	Based on information set forth in Schedule 13G filed February 14, 2005. The totals in the table reflect the combined ownership of various Barclays entities. The Schedule 13G indicates the following interests: (i) Barclays Global Investors, NA (a bank) has sole voting power with respect to 2,426,119 shares and sole dispositive power with respect to 2,836,245 shares and beneficially owns an aggregate amount of 2,836,245 shares; (ii) Barclays Global Fund Advisors (an investment adviser) has sole voting power and sole dispositive power with respect to 1,395,957 shares and beneficially owns an aggregate amount of 1,395,957 shares; and (iii) Palomino Limited has sole voting power and sole dispositive power with respect to 34,200 shares and beneficially owns an aggregate amount of 34,200 shares. The Schedule 13G does not describe the relationship between the Barclays entities.

Stock Ownership By Management

The following table sets forth the number of shares of common stock beneficially owned as of March 1, 2005, by each of Wolverine’s directors and nominees for director, each of the named executive officers and all of Wolverine’s directors, nominees for director and executive officers as a group. An asterisk in the column for “Percent of Class” means the individual beneficially owns less than one percent of the common stock:

Stock Ownership By Management

	Amount and Nature of Beneficial
	Ownership of Common Stock(1)

	Sole Voting	Shared Voting	Stock	Total
Name of	and Dispositive	or Dispositive	Options	Beneficial	Percent
Beneficial Owner	Power	Power(2)	(3)	Ownership(3)	of Class

Geoffrey B. Bloom	303,358	7,430	376,015	686,803	1.17%
Steven M. Duffy	110,914		335,951	446,865	*
V. Dean Estes	203,565		138,852	342,417	*
Donald V. Fites	15,000		76,406	91,406	*
Alberto L. Grimoldi	6,157		43,130	49,287	*
Stephen L. Gulis, Jr.	234,167		268,966	503,133	*
David T. Kollat	70,242		62,705	132,947	*
Blake W. Krueger	217,894		265,816	483,710	*
Brenda J. Lauderback	0		19,207	19,207	*
Phillip D. Matthews	44,238		51,319	95,557	*
David P. Mehney	91,711		57,011	148,722	*
Timothy J. O’Donovan	747,931	28,474	509,508	1,285,913	2.19%
Elizabeth A. Sanders	26,577	5,062	62,705	94,344	*
Paul D. Schrage	29,363		51,703	81,066	*
All directors and executive officers as a group	2,235,991	41,156	2,504,742	4,781,889	7.89%

(1)	The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record and shares that, under applicable regulations, are considered to be otherwise beneficially owned.

(2)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(3)	The numbers in the Stock Options column represent shares that may be acquired within 60 days after March 1, 2005, by the exercise of stock options granted under Wolverine’s various stock option plans. These numbers are also included in the Total Beneficial Ownership column.

Wolverine’s Stock Price Performance

The following graph compares the cumulative total stockholder return on Wolverine common stock to the Standard & Poor’s Small Cap 600 Index and the Standard & Poor’s 600 Footwear Index, assuming an investment of $100.00 at the beginning of the period indicated. Wolverine is part of the Standard & Poor’s Small Cap 600 Index and the Standard & Poor’s 600 Footwear Index. In addition to Wolverine, the Standard & Poor’s 600 Footwear Index consists of Brown Shoe Company, Inc., K-Swiss Inc. (Class A), and The Stride Rite Corporation. These indices are weighted based on the market capitalization of the companies included in each index.

Cumulative total stockholder return is measured by dividing: (i) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

Five Year Cumulative Total Return Summary

The dollar values for total stockholder return plotted in the graph are shown in the table below:

		S&P	S&P 600
Fiscal		Small Cap	Footwear
Year-End	Wolverine	600 Index	Index

1999	$100.00	$100.00	$100.00
2000	$141.18	$111.80	$194.03
2001	$142.51	$120.10	$146.38
2002	$145.73	$101.54	$177.79
2003	$198.76	$141.35	$294.57
2004	$303.95	$173.08	$337.45

Executive Compensation

Summary of Executive Compensation

The following Summary Compensation Table shows selected information concerning the compensation paid during each of the three fiscal years in the period ended January 1, 2005, to the Chief Executive Officer and each of Wolverine’s four most highly compensated executive officers who served in positions other than Chief Executive Officer at the end of the last completed fiscal year.

Summary Compensation Table

				Long-Term Compensation

		Annual Compensation		Awards		Payouts

					Number of
				Restricted	Shares
Name and				Stock	Underlying	LTIP	All Other
Principal Position	Year	Salary(1)	Bonus	Awards(2)	Options(3)	Payouts(4)	Compensation(5)

Steven M. Duffy	2004	$360,577	$269,544	$195,925	49,923	$209,646	$10,454
Executive Vice	2003	358,827	189,611	148,580	56,250	168,122	9,954
President	2002	328,827	197,721	145,825	54,847	—	9,454

V. Dean Estes	2004	$329,923	$202,776	$87,590	95,097	$168,155	$8,306
Vice President	2003	329,135	184,863	78,200	21,457	134,957	6,966
	2002	301,827	149,072	76,750	24,805	—	5,834

Stephen L. Gulis, Jr.	2004	$325,750	$260,600	$195,925	227,286	$189,304	$8,446
Executive Vice	2003	323,942	251,283	148,580	83,205	151,620	7,946
President, Chief	2002	296,827	233,050	145,825	54,679	—	7,446
Financial Officer and Treasurer

Blake W. Krueger	2004	$365,577	$268,085	$195,925	213,960	$212,685	$10,342
Executive Vice	2003	364,019	271,438	148,580	56,811	170,666	9,842
President and Secretary	2002	333,827	207,873	145,825	64,543	—	9,342

Timothy J. O’Donovan	2004	$663,077	$795,692	$391,850	474,531	$571,385	$11,434
Chief Executive	2003	647,885	742,188	289,340	114,219	454,860	10,934
Officer, President	2002	593,654	699,151	283,975	114,630	—	10,434
and Director

(1)	Salaries for 2003 include an extra payroll period compared to 2002 and 2004, caused by the timing of Wolverine’s 2003 fiscal year-end.

(2)	The values of restricted stock awards reported in this column are calculated using the closing market price of common stock on the date of grant. As of the end of Wolverine’s 2004 fiscal year, each of the named executive officers held shares of restricted stock. Dividends are paid on shares of restricted stock at the same rate dividends are paid on common stock. The number of shares of restricted stock held by each named individual and the aggregate value of those shares at the end of Wolverine’s 2004 fiscal year (as represented by the closing price of common stock on December 31, 2004), without giving effect to the reduction in value attributable to the restrictions on the stock, are set forth below:

	Number	Aggregate
	of Shares*	Value

Mr. Duffy	44,062	$922,963
Mr. Estes	22,200	465,016
Mr. Gulis	44,062	922,963
Mr. Krueger	44,062	922,963
Mr. O’Donovan	86,812	1,818,433

*	The numbers of shares have been adjusted to reflect the three-for-two stock split distributed on February 1, 2005.

These numbers do not include the number or value of shares of restricted stock, if any, awarded during the years presented in connection with the Amended and Restated Executive Long-Term Incentive Plan (3-Year Bonus Plan) (the “LTIP”), the values of which, if any, are included in the amounts reported in the “LTIP Payouts” column in this table for the applicable year for each listed individual.

(3)	The number of shares underlying options have been adjusted to reflect the three-for-two stock split distributed on February 1, 2005, and include all option awards shown in greater detail below under the heading “Stock Options”.

(4)	Amounts payable under the LTIP with respect to the three-year performance period ended in 2004 were paid 100% in cash. Wolverine anticipates that future incentive bonuses payable under the LTIP will be paid exclusively in cash. In prior years, amounts payable under the LTIP were paid (i) in cash equal to 50% of the incentive bonus, and (ii) in shares of restricted stock that have a market value (without factoring in a reduction in value for potential forfeiture and the transfer restrictions), on the date the cash payment is made, equal to 70% of the incentive bonus. The dollar amounts reported in this column for 2003 reflect the cash payment and the market value (without factoring in a reduction in value for potential forfeiture and the transfer restrictions) of the shares of restricted stock on the date of payment; shares of restricted stock were granted under existing plans that provided for such awards, and the restrictions on such shares lapse with respect to one-third of the shares on each of the first three anniversaries of the date of grant.

(5)	The compensation listed in this column for 2004 consisted of: (i) Wolverine’s contributions to the accounts of the named executive officers under Wolverine’s 401(k) Savings Plan as follows: $6,500 for Mr. Duffy; $6,500 for Mr. Estes; $6,500 for Mr. Gulis; $6,500 for Mr. Krueger; and $6,500 for Mr. O’Donovan; and (ii) payments made by Wolverine for the premiums on certain life insurance policies as follows: $3,954 for Mr. Duffy; $1,806 for Mr. Estes; $1,946 for Mr. Gulis; $3,842 for Mr. Krueger; and $4,934 for Mr. O’Donovan.

Stock Options

The Compensation Committee administers Wolverine’s stock option plans and also has authority to determine the individuals to whom and the terms upon which options are granted, the number of shares subject to each option and the form of consideration payable upon the exercise of an option. The Chief Executive Officer makes recommendations of stock option grants (other than for himself), which the Compensation Committee then considers.

The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended January 1, 2005, and the number of shares of common stock subject to and values of options at that date:

Option Grants in Last Fiscal Year

Individual Grants

		Percent of
		Total
	Number of	Options
	Shares	Granted to
	Underlying	Employees	Exercise		Grant Date
	Options	in Fiscal	Price Per	Expiration	Present
Name	Granted(1)	Year	Share(2)	Date	Value(3)

Steven M. Duffy	30,750	1.6294	$15.367	02/17/14	$129,232.00
	1,142	0.0605	15.307	02/23/10	4,778.62
	2,285	0.1210	15.710	03/02/09	9,815.43
	971	0.0514	15.693	03/04/11	4,165.39
	4,446	0.2356	16.527	02/23/10	26,509.02
	5,865	0.3108	16.527	03/02/09	20,095.33
	1,082	0.0573	20.500	02/13/12	6,063.47
	967	0.0513	20.500	03/04/11	5,424.32
	2,277	0.1207	20.500	02/23/10	12,766.08
	140	0.0074	21.133	03/04/11	806.28
V. Dean Estes	17,250	0.9140	$15.367	02/17/14	$72,496.00
	683	0.0362	15.307	02/23/10	2,857.13
	1,365	0.0723	15.710	03/02/09	5,864.77
	615	0.0326	15.693	03/04/11	2,639.58
	465	0.0246	16.197	02/24/08	1,926.31
	1,382	0.0732	16.197	02/21/09	6,119.58
	231	0.0122	16.197	02/24/08	956.94
	696	0.0369	16.197	02/24/07	2,439.43
	2,114	0.1120	16.197	03/08/10	9,362.10
	590	0.0312	16.197	02/27/10	2,611.29
	698	0.0370	16.197	02/23/10	3,089.69
	285	0.0151	16.197	02/24/10	1,262.46
	1,599	0.0847	16.197	02/22/10	7,083.04
	2,031	0.1076	16.197	03/09/09	8,996.65
	1,022	0.0541	16.197	03/08/09	4,524.90
	927	0.0491	16.197	02/28/09	4,106.30
	278	0.0147	16.197	02/24/09	1,229.23
	1,377	0.0730	16.197	02/27/06	3,715.24
	461	0.0244	16.197	02/23/07	1,610.74
	314	0.0166	16.197	02/26/08	1,300.54
	341	0.0180	16.197	02/26/08	1,412.55
	1,979	0.1048	16.197	02/22/09	8,764.10
	891	0.0472	16.197	02/22/10	3,946.83
	5,271	0.2793	16.197	03/04/11	23,348.77
	294	0.0156	16.197	02/23/09	1,302.32
	7,043	0.3732	16.197	02/11/13	31,195.93

Option Grants in Last Fiscal Year

Individual Grants

		Percent of
		Total
	Number of	Options
	Shares	Granted to
	Underlying	Employees	Exercise		Grant Date
	Options	in Fiscal	Price Per	Expiration	Present
Name	Granted(1)	Year	Share(2)	Date	Value(3)

V. Dean Estes (cont.)	6,720	0.3561	16.197	02/13/12	29,767.36
	479	0.0254	16.197	03/02/09	2,119.60
	1,131	0.0599	16.197	02/23/10	5,009.95
	464	0.0246	16.197	03/03/09	2,053.15
	672	0.0356	16.197	02/24/10	2,976.74
	6,945	0.3680	16.197	03/03/09	30,764.04
	1,139	0.0603	20.500	02/23/10	6,383.04
	512	0.0271	20.500	03/04/11	2,867.74
	569	0.0301	20.500	02/13/12	3,187.31
	26	0.0014	21.133	02/11/13	147.38
	4,424	0.2344	21.133	02/23/10	25,566.95
	5,391	0.2857	21.133	02/24/10	31,158.90
	4,413	0.2338	21.133	03/04/11	25,506.26
	552	0.0292	21.133	02/23/10	3,190.45
	5,018	0.2659	21.133	03/04/11	29,000.15
	3,440	0.1822	21.133	03/02/09	19,879.62
	3,011	0.1595	21.133	02/13/12	17,400.09
Stephen L. Gulis, Jr.	30,750	1.6294	$15.367	02/17/14	$129,232.00
	1,365	0.0723	15.307	02/23/10	5,714.25
	2,730	0.1447	15.710	03/02/09	11,729.54
	1,161	0.0615	15.693	03/04/11	4,983.01
	834	0.0442	17.527	02/28/09	3,997.70
	252	0.0134	17.527	02/24/09	1,207.94
	255	0.0135	17.527	02/23/09	1,222.32
	26,067	1.3812	17.527	02/13/12	124,949.56
	24,476	1.2969	17.527	03/04/11	117,320.86
	1,317	0.0698	17.527	02/27/06	4,283.59
	987	0.0523	20.017	02/23/07	4,134.15
	758	0.0401	20.803	04/26/07	3,304.67
	1,082	0.0573	20.500	12/13/12	6,063.47
	707	0.0374	17.527	02/23/07	2,857.70
	1,356	0.0718	17.527	03/08/10	6,499.85
	567	0.0300	17.527	02/27/10	2,717.86
	261	0.0138	17.527	02/24/10	1,251.08
	870	0.0461	17.527	02/23/10	4,170.26
	657	0.0348	17.527	03/08/09	3,149.26
	6,288	0.3332	20.803	02/17/14	35,775.79
	9,749	0.5165	20.803	03/04/11	55,464.42
	308	0.0163	17.527	02/26/08	1,446.69
	600	0.0318	17.527	02/26/08	2,822.80
	1,838	0.0974	17.527	02/22/09	8,807.87
	822	0.0436	17.527	02/23/10	3,940.17
	24,251	1.2850	20.017	03/02/09	132,756.94
	411	0.0218	20.017	02/24/08	2,058.86
	1,182	0.0626	20.017	02/22/09	6,470.74
	822	0.0436	20.017	02/24/08	4,117.73

Option Grants in Last Fiscal Year

Individual Grants

		Percent of
		Total
	Number of	Options
	Shares	Granted to
	Underlying	Employees	Exercise		Grant Date
	Options	in Fiscal	Price Per	Expiration	Present
Name	Granted(1)	Year	Share(2)	Date	Value(3)

Stephen L. Gulis, Jr. (cont.)	5,778	0.3062	20.017	03/02/09	31,631.08
	14,886	0.7888	20.017	02/23/10	81,491.92
	575	0.0304	20.017	02/23/10	3,145.04
	821	0.0435	20.017	03/02/09	4,491.75
	2,277	0.1207	20.500	02/23/10	12,766.08
	968	0.0513	20.500	03/04/11	5,424.32
	5,196	0.2753	20.017	03/04/11	28,448.98
	963	0.0510	20.803	03/04/11	5,479.02
	2,265	0.1200	20.803	03/02/09	12,886.79
	1,115	0.0591	20.803	02/23/10	6,340.98
	19,526	1.0346	20.803	02/23/07	81,986.27
	1,391	0.0737	20.017	02/23/10	7,612.15
	843	0.0447	20.017	03/02/09	4,614.92
	5,760	0.3052	20.017	02/23/10	31,532.54
	7,152	0.3790	20.017	02/23/10	39,152.91
	15,054	0.7977	20.017	02/11/13	82,411.62
Blake W. Krueger	30,750	1.6294	$15.367	02/17/14	$129,232.00
	1,365	0.0723	15.307	02/23/10	5,714.25
	2,730	0.1447	15.710	03/02/09	11,729.54
	1,161	0.0615	15.693	03/04/11	4,983.01
	986	0.0522	20.077	02/23/07	4,131.22
	411	0.0218	20.077	02/24/08	2,061.96
	1,277	0.0676	20.077	02/22/09	7,009.01
	6,303	0.3340	20.727	02/17/14	35,726.77
	965	0.0511	20.727	03/04/11	5,467.30
	2,270	0.1203	20.727	03/02/09	12,864.74
	1,116	0.0591	20.727	02/23/10	6,326.08
	222	0.0118	20.727	03/04/11	1,258.41
	5,333	0.2826	20.727	02/23/10	30,227.45
	15,642	0.8288	20.727	02/23/07	65,131.20
	4,824	0.2556	20.727	03/04/11	27,345.00
	20,013	1.0604	17.907	03/02/09	98,010.33
	1,517	0.0804	17.907	04/15/06	5,217.97
	24,180	1.2812	17.907	03/04/11	118,417.52
	494	0.0261	17.907	02/26/08	2,372.09
	593	0.0314	17.907	02/26/08	2,847.95
	890	0.0471	17.907	02/23/10	4,356.18
	1,925	0.1020	17.907	02/22/09	9,424.92
	698	0.0370	17.907	02/23/07	2,882.44
	683	0.0362	17.907	04/16/10	3,342.43
	1,343	0.0711	17.907	03/08/10	6,574.67
	1,082	0.0573	20.500	02/13/12	6,063.47
	821	0.0435	20.077	02/24/08	4,116.39
	4,872	0.2582	20.077	03/02/09	26,751.18
	6,198	0.3284	20.077	03/02/09	34,031.98
	629	0.0333	20.077	02/23/10	3,450.97

Option Grants in Last Fiscal Year

Individual Grants

		Percent of
		Total
	Number of	Options
	Shares	Granted to
	Underlying	Employees	Exercise		Grant Date
	Options	in Fiscal	Price Per	Expiration	Present
Name	Granted(1)	Year	Share(2)	Date	Value(3)

Blake W. Krueger (cont.)	819	0.0434	20.077	03/02/09	4,496.97
	1,442	0.0764	20.077	02/23/10	7,914.99
	200	0.0106	20.077	02/23/10	1,095.41
	842	0.0446	20.077	03/02/09	4,620.51
	2,277	0.1207	20.500	02/23/10	12,766.08
	968	0.0513	20.500	03/04/11	5,424.32
	419	0.0222	17.907	02/24/10	2,049.53
	7,473	0.3960	17.907	02/23/10	36,597.77
	884	0.0468	17.907	02/23/10	4,326.79
	1,590	0.0842	17.907	02/22/10	7,786.76
	665	0.0352	17.907	04/15/09	3,254.28
	650	0.0344	17.907	03/08/09	3,180.82
	407	0.0215	17.907	02/24/09	1,990.77
	275	0.0145	17.907	02/23/09	1,344.32
	14,586	0.7729	20.077	02/23/10	80,088.81
	24,153	1.2798	20.077	02/13/12	132,619.29
	15,030	0.7964	20.077	02/11/13	82,526.72
Timothy J. O’Donovan	67,500	3.5766	$15.367	02/17/14	$283,680.00
	24,035	1.2735	19.503	03/02/09	128,200.02
	15,767	0.8354	19.503	03/02/09	84,098.51
	467	0.0247	19.503	02/23/09	2,488.31
	467	0.0247	19.503	02/24/09	2,488.31
	1,652	0.0875	19.503	02/27/09	8,809.10
	2,228	0.1180	20.803	02/23/10	12,673.44
	5,829	0.3089	20.803	02/23/10	33,164.29
	182	0.0096	20.803	03/02/09	1,032.65
	1,320	0.0699	20.803	03/02/09	7,510.18
	2,615	0.1385	20.803	02/23/10	14,875.28
	1,286	0.0681	20.803	03/02/09	7,313.90
	1,016	0.0538	20.803	02/23/10	5,777.72
	5,649	0.2993	20.803	03/02/09	32,140.17
	1,289	0.0683	20.803	02/24/08	6,546.44
	1,929	0.1022	20.803	02/22/09	10,975.11
	644	0.0341	20.803	02/24/08	3,269.41
	1,449	0.0768	20.803	02/23/07	6,084.25
	4,806	0.2547	20.803	03/04/11	27,343.90
	965	0.0511	20.803	02/23/07	4,049.87
	872	0.0462	20.803	02/24/08	4,427.80
	545	0.0289	20.803	02/24/08	2,766.42
	2,601	0.1378	20.803	02/22/09	14,798.48
	1,353	0.0717	20.803	02/23/10	7,697.94
	51,396	2.7233	20.803	03/04/11	292,419.26
	2,814	0.1491	20.803	03/08/10	16,010.35
	1,046	0.0554	20.803	02/27/10	5,948.41
	13,803	0.7314	20.803	02/17/14	78,532.63
	2,106	0.1116	20.500	02/13/12	11,807.36

Option Grants in Last Fiscal Year

Individual Grants

		Percent of
		Total
	Number of	Options
	Shares	Granted to
	Underlying	Employees	Exercise		Grant Date
	Options	in Fiscal	Price Per	Expiration	Present
Name	Granted(1)	Year	Share(2)	Date	Value(3)

Timothy J. O’Donovan (cont.)	2,400	0.1272	20.803	02/27/06	7,378.40
	29,487	1.5624	20.803	02/11/13	167,767.27
	51,039	2.7044	20.803	02/13/12	290,388.09
	1,923	0.1019	20.803	03/04/11	10,940.97
	3,623	0.1919	20.803	03/02/09	20,610.33
	4,553	0.2412	20.500	02/23/10	25,523.74
	1,935	0.1025	20.500	03/04/11	10,848.64
	2,321	0.1230	15.693	03/04/11	9,959.59
	4,368	0.2314	15.710	03/02/09	18,767.26
	1,305	0.0691	20.803	02/23/10	7,424.84
	467	0.0247	20.803	02/24/10	2,654.17
	2,282	0.1209	20.803	02/22/10	12,980.67
	54,189	2.8713	20.803	02/23/10	308,310.12
	17,885	0.9476	20.803	02/27/06	54,982.91
	25,616	1.3573	20.803	03/08/05	32,051.82
	2,898	0.1536	20.803	02/28/05	3,443.98
	1,517	0.0804	20.803	04/26/07	6,615.88
	31,796	1.6847	20.803	02/23/07	133,507.18
	2,730	0.1447	15.307	02/23/10	11,428.51
	1,406	0.0745	19.503	03/08/09	7,496.94
	2,796	0.1482	19.503	03/09/09	14,913.86
	9,506	0.5037	19.503	02/27/06	29,469.58
	872	0.0462	19.503	02/28/05	1,388.94

(1)	The numbers of shares underlying stock options have been adjusted to reflect the three-for-two stock split distributed on February 1, 2005.

All options indicated in boldface text above are exercisable with respect to 25% of the shares on the date of grant and become exercisable with respect to 25% of the shares on each following anniversary date with full vesting occurring on the third anniversary date of the grant. Vesting may be accelerated upon certain events including a change in control of Wolverine. All such options were granted for a term of 10 years.

In 1997, the Compensation Committee adopted a program to automatically award “reload options” to a limited group of senior executives if those executives surrender shares of common stock to pay the exercise price or tax withholding obligations associated with the exercise of a then-outstanding stock option or the vesting of restricted stock. Stock option grants (both stock options that may qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code and stock options that would not be incentive stock options within the meaning of the Internal Revenue Code) and restricted stock awards under Wolverine’s plans provided for automatic awards of reload options to such executives for all options and awards made after 1997. All options not shown in boldface text in the table are reload options granted in 2004. Reload options to purchase the number of shares surrendered by an executive are awarded at the market price on the date of grant. Reload options granted in connection with the exercise of another stock option have the same term as the term remaining under the underlying option that was exercised. Reload options granted upon vesting of restricted stock have 10-year terms from the date of the underlying restricted stock award. Reload options are fully vested on the date of grant. The Compensation Committee has discontinued the program that awards reload options and all executives who previously were eligible to receive reload options have waived their rights to receive reload options after January 1, 2005, regardless of whether the initial grant or award provided for reload options.

Certain senior executives are permitted to transfer nonqualified stock options to a limited group of permissible transferees primarily for estate planning purposes. Options terminate, with certain limited exercise provisions, in the event of death or certain other terminations of employment. All options permit the option price to be paid by delivery of cash, and the Compensation Committee has also approved the payment of the option price by surrendering shares of common stock held for six months or more.

(2)	The exercise prices per share have been adjusted to reflect the three-for-two stock split distributed on February 1, 2005.

(3)	Based on the Black-Scholes option pricing model. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an option holder will be at or near the value estimated by the Black-Scholes model. The estimated values in the table above were calculated using the Black-Scholes model based on assumptions that include:

•	a stock price volatility factor of .3173%, calculated using daily stock prices for the four years prior to the grant date;
•	a risk free rate of return of 3.37%;
•	an expected average dividend yield of 1.0% (the dividend yield at the date of the grant); and
•	an expected average option holding period of four years, which approximates Wolverine’s historical experience.

No adjustments were made for the general non-transferability of the options or to reflect any risk of forfeiture before vesting. Disclosure of grant date present value is presented pursuant to SEC regulations. Wolverine’s use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation method.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Shares
			Underlying Unexercised		Value of Unexercised
	Number of		Options at Fiscal		In-the-Money Options at
	Shares		Year-End(1)		Fiscal Year-End(2)
	Acquired on	Value
Name	Exercise(1)	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven M. Duffy	30,426	$313,675	310,276	57,748	$2,360,807	$492,636
V. Dean Estes	177,007	1,615,793	141,426	27,373	567,131	223,615
Stephen L. Gulis, Jr.	285,505	2,149,260	231,291	57,748	402,842	492,636
Blake W. Krueger	254,680	2,203,472	228,141	57,748	426,579	492,636
Timothy J. O’Donovan	600,786	6,189,737	459,642	121,874	284,025	1,030,299

(1)	The numbers of shares acquired on exercise and the numbers of shares underlying unexercised stock options have been adjusted to reflect the three-for-two stock split distributed on February 1, 2005.

(2)	The dollar values are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise prices of the options on the dates of exercise or at fiscal year-end, as appropriate.

Equity Compensation Plan Information

The following table provides information about Wolverine’s equity compensation plans as of January 1, 2005:

Equity Compensation Plan Information

	Number of			Number of Securities
	Securities to be		Weighted-Average	Remaining Available for
	Issued Upon		Exercise Price of	Future Issuance Under
	Exercise of		Outstanding	Equity Compensation
	Outstanding		Options,	Plans (Excluding
	Options, Warrants		Warrants and	Securities Reflected in
	and Rights(2)		Rights(2)	Column (a))(2)
Plan Category(1)	(a)		(b)	(c)

Equity compensation plans approved by security holders	5,582,349	(3)(4)	$13.1354	2,640,773 (5)
Equity compensation plans not approved by security holders	—		n/a	—
Total	5,582,349		$13.1354	2,640,773

(1)	Each plan for which aggregated information is provided contains customary anti-dilution provisions that are applicable in the event of a stock split, stock dividend or certain other changes in Wolverine’s capitalization.

(2)	The number of securities and the weighted-average exercise prices have been adjusted to reflect the three-for-two stock split distributed on February 1, 2005.

(3)	Includes 5,052,019 stock options awarded to employees under the 1988 Stock Option Plan, the 1993 Stock Incentive Plan, the 1995 Stock Incentive Plan, the 1997 Stock Incentive Plan, the Stock Incentive Plan of 1999, the Stock Incentive Plan of 2001 and the Stock Incentive Plan of 2003, and 530,330 stock options awarded to non-employee directors under the currently effective Amended and Restated Directors’ Stock Option Plan and the previous Amended and Restated Directors’ Stock Option Plan initially adopted in 1988. Column (a) does not include stock units credited to outside directors’ fee accounts or retirement accounts under the Outside Directors’ Deferred Compensation Plan. Stock units do not have an exercise price. Each stock unit credited to a director’s fee account and retirement account under the Outside Directors’ Deferred Compensation Plan will be converted into one share of common stock upon distribution. Column (a) also does not include shares of restricted or unrestricted common stock previously issued under Wolverine’s equity compensation plans.

(4)	Of this amount, 1,236,894 options were not exercisable as of January 1, 2005, due to vesting restrictions.

(5)	Comprised of: (i) 559,916 shares available for issuance to non-employee directors under the Amended and Restated Directors’ Stock Option Plan (the Amended and Restated Directors’ Stock Option Plan will be suspended and no additional stock options will be issued thereunder if the Stock Incentive Plan of 2005 is approved by the stockholders at the 2005 annual meeting of stockholders and these shares will no longer be authorized for issuance under the Amended and Restated Directors’ Stock Option Plan); (ii) 573,326 shares available for issuance under the Outside Directors’ Deferred Compensation Plan upon the retirement of the current directors or upon a change in control; and (iii) 1,507,531 shares issuable under the various employee stock incentive plans. Of these total amounts available, the number of shares (as adjusted to reflect the three-for-two stock split distributed on February 1, 2005) with respect to the following plans may be issued other than upon the exercise of an option, warrant or right as of January 1, 2005:

•	Outside Directors’ Deferred Compensation Plan: 573,326

•	1997 Stock Incentive Plan: 1,020

•	Stock Incentive Plan of 1999: 36,489

•	Stock Incentive Plan of 2001: 496,146

•	Stock Incentive Plan of 2003: 84,563

The Outside Directors’ Deferred Compensation Plan is a supplemental, unfunded, nonqualified deferred compensation plan for non-employee directors. Participation in the plan is voluntary. The plan allows participating directors to receive, in lieu of some or all directors’ fees, a number of stock units equal to the amount of the deferred directors’ fees divided by the fair market value of Wolverine’s common stock on the date of payment of the next cash dividend on Wolverine’s common stock. These stock units are increased by a dividend equivalent based on dividends paid by Wolverine, the amount of stock units credited to the participating director’s fee account and retirement account and the market price of Wolverine common stock on the dividend payment date. Upon distribution, the participating directors receive a number of shares of Wolverine’s common stock equal to the number of stock units to be distributed at that time. Distribution is triggered by termination of service as a director or by a change in control of Wolverine and can occur in a lump sum, in installments or on another deferred basis. Of the 573,326 shares issuable under the Outside Directors’ Deferred Compensation Plan, 220,101 shares have been issued to a trust to satisfy Wolverine’s obligations and are included in shares reported as issued and outstanding as of the record date.

The employee stock incentive plans listed above are equity-based incentive plans for officers and key employees. Those plans authorize awards of stock options, restricted common stock, common stock and, under certain plans, tax benefit rights. The Stock Incentive Plans of 2001 and 2003 specifically limit the number of shares that can be awarded as restricted or unrestricted common stock to 40% and 15%, respectively, of the shares authorized under the plan. The numbers provided in this footnote and in column (c) will increase to the extent that options relating to the number of shares listed in column (a) of the table or outstanding shares of restricted or unrestricted stock previously issued under a plan are canceled, surrendered, modified, exchanged for substitutes or expire or terminate prior to exercise or vesting because any such number of shares will again become available for issuance under the plan under which the option or stock was granted.

Long-Term Incentive Awards

Wolverine’s Amended and Restated Executive Long-Term Incentive Plan (3-Year Bonus Plan) (the “LTIP”) permits Wolverine to award cash or a combination of cash and restricted stock to plan participants conditioned upon the achievement of certain corporate performance goals over a three-year performance period.

The following table sets forth certain information concerning awards of long-term incentive compensation to the named executive officers during the last fiscal year:

Long-Term Incentive Plans — Awards in Last Fiscal Year

	Number of	Performance or	Estimated Future Payouts Under
	Shares,	Other Period until	Non-Stock-Price-Based Plans(2)
	Units or Other	Maturation or
Name	Rights(1)	Payout	Threshold	Target	Maximum

Steven M. Duffy	40%	3 years	$75,721	$151,442	$302,884
V. Dean Estes	35	3 years	60,623	121,246	242,493
Stephen L. Gulis, Jr.	40	3 years	68,407	136,815	273,630
Blake W. Krueger	40	3 years	76,771	153,542	307,084
Timothy J. O’Donovan	60	3 years	208,869	417,738	835,477

(1)	Under the LTIP, key management employees may earn incentive compensation based upon achievement of specified performance goals with respect to the performance of Wolverine and/or its subsidiaries, operating divisions or profit centers over a three-year performance period. Performance goals under the LTIP for the 2004-2006 period are based 50% on total stockholder return (as compared to a pre- established peer group) and 50% on earnings per share. The numbers reported in the column under the heading “Number of Shares, Units or Other Rights” represent the percentage of each officer’s average annual earned salary during the three-year period that the officer will receive as bonus compensation under the plan if the specified targets are achieved. The Compensation Committee determined these amounts. If higher or lower actual levels are attained during the three-year performance period, the percentage of base salary to be received as bonus compensation by each officer will be correspondingly higher, lower or zero. Bonuses are conditioned upon achieving a minimum or “threshold” performance level. The Compensation Committee established the performance goals at the beginning of 2004 for the period ending on the last day of Wolverine’s 2006 fiscal year.

(2)	Under the LTIP, amounts earned as bonus compensation are calculated based on each participant’s average annual earned salary during the three-year performance period. For purposes of illustration, the “Threshold,” “Target” and “Maximum” amounts in the table have been calculated using each named individual’s base salary for 2004 as reported in the Summary Compensation Table, adjusted for 5% estimated annual merit increases. Beginning in 2005, Wolverine anticipates that incentive bonuses payable under the LTIP will be paid exclusively in cash. Wolverine previously paid a portion of the incentive bonuses under the LTIP in cash and a portion in restricted stock.

Pension Plan and Supplemental Executive Retirement Plan

Wolverine has a qualified pension plan covering most of its salaried employees. The Internal Revenue Code imposes limitations on the maximum amount of pension benefits payable under qualified plans. It also imposes a cap currently equal to $210,000 (subject to grandfather provisions for earnings accrued before January 1, 1994) on the amount of earnings that may be taken into account in determining benefits payable under qualified plans.

In 1995, Wolverine adopted a Supplemental Executive Retirement Plan (the “SERP”) to replace deferred compensation agreements previously entered into with certain key employees, including Messrs. O’Donovan, Duffy, Estes and Gulis. An executive covered by a deferred compensation agreement will always be entitled to a benefit under the SERP at least equal to what he or she would have received under the deferred compensation agreement. The SERP became effective January 1, 1996.

The following table illustrates the combined estimated annual benefits payable under the pension plan and the SERP for Wolverine’s named executive officers if they retire at age 65 at the annual levels of average remuneration and years of service indicated:

Pension Plan Table

	Years of Service

Average Remuneration	5	10	15	20	25 or more

$ 500,000	$60,000	$120,000	$180,000	$240,000	$300,000
$ 750,000	$90,000	$180,000	$270,000	$360,000	$450,000
$1,000,000	$120,000	$240,000	$360,000	$480,000	$600,000
$1,250,000	$150,000	$300,000	$450,000	$600,000	$750,000
$1,500,000	$180,000	$360,000	$540,000	$720,000	$900,000
$1,750,000	$210,000	$420,000	$630,000	$840,000	$1,050,000

Subject to the limitations imposed by the Internal Revenue Code, the pension plan provides monthly benefits (computed on a straight life annuity basis without regard to any accrued grandfathered benefits for earnings before January 1, 1994) at normal retirement in an amount equal to the greater of: (i) $24.00 multiplied by the participant’s number of years of service up to 30 years; (ii) 1.6% of final average earnings multiplied by the participant’s number of years of service up to 30 years reduced by the participant’s Social Security allowance as defined in the pension plan; or (iii) for certain designated executives, a percentage benefit multiplier of 2.4% or 2.0% of final average earnings multiplied by the participant’s number of years of service up to 25 years. All of the executive officers named in the Summary Compensation Table have a percentage benefit multiplier of 2.4% and are capped at 25 years of service. “Final average earnings” are defined as the participant’s average monthly earnings for the four consecutive highest compensation calendar years out of the last 10 calendar years of the participant’s employment (with earnings for the last year of employment annualized based on a participant’s then rate of pay). Except for the compensation cap imposed by the Internal Revenue Code, the remuneration covered by the pension plan for an employee would be essentially equivalent to the sum of the salary and bonus amounts reported under the heading “Annual Compensation” in the Summary Compensation Table above.

If the pension plan is terminated during any period beginning on a restricted date (defined below) and ending two years later, the pension plan requires that surplus pension plan assets be used to purchase retiree medical and life insurance in satisfaction of Wolverine’s then outstanding obligations, if any, and be paid pro rata to increase the benefits of pension plan participants, subject to legal limitations. If the pension plan is merged with, or the assets of the pension plan are transferred to, another plan, then (i) benefits will be fully vested; (ii) benefits will be increased as if the pension plan had been terminated; and (iii) benefits will be satisfied through the purchase of a guaranteed annuity contract. A “restricted date” is defined as the date any person or group acquires more than 50% of the voting stock of Wolverine in a transaction not approved by the Board of Directors or the date during any two-year period on which individuals who at the beginning of the period constituted the Board of Directors (including any new director whose nomination or election was approved by two-thirds of the directors who were directors at the beginning of the period or whose election or nomination was so approved) cease for any reason to constitute a majority of the Board.

Under the SERP, a participating executive will be eligible for an annual supplemental benefit once he or she has completed five years of service after having been approved as a participant in the SERP (or, for those executives already covered by a deferred compensation agreement, five years after entering into the deferred compensation agreement). Alternatively, a participating executive will be eligible for a benefit with less than five years of service if he or she retires at or after age 65. The supplemental benefit is equal to the difference between the executive’s retirement benefit under Wolverine’s qualified pension plan and an amount equal to a designated percentage of the executive’s average earnings multiplied by the executive’s years of service under the pension plan, except that the plan counts years during which the executive received a disability benefit under the SERP (except in computing the SERP’s disability benefit); excludes years that an executive is designated as an inactive participant; and may count deemed years of service granted by the Board of Directors (up to a maximum of 25 years).

The designated percentage for benefits under the SERP is either 2.4% for each year of service (including all of the individuals listed in Summary Compensation Table) or 2% per year of service. “Average earnings” is defined as the average of the executive’s annual earnings for the four consecutive highest compensation years out of the last 10 years of the executive’s employment (excluding years during which the executive receives a disability benefit if the exclusion would produce a higher average; yearly compensation is not restricted by the $210,000 compensation cap under the pension plan and for the last year of employment is annualized). Average earnings do not include payments under the LTIP or severance payments. For this purpose, average earnings do not vary significantly from the sum of the salary and bonus amounts shown under the caption “Annual Compensation” in the Summary Compensation Table above. The final SERP benefit is reduced by the amount of any pension benefits to which a participant is entitled.

A retired SERP participant may draw the full benefit beginning at age 65. A retired SERP participant may elect to begin receiving a reduced benefit at or after age 55. The reduction factor is 0.333% for each month prior to age 60, and 0.1666% for each month between age 60 and age 65. The SERP provides for a disability benefit equal to 60% of the supplemental retirement benefit (based on the executive’s years of service at the date of disability). A disabled executive is still eligible for a supplemental retirement benefit beginning at age 65 based on all years of service (including years during which the executive was receiving a disability benefit). The SERP also provides for a death benefit to the executive’s designated beneficiary if the executive dies before retiring. The death benefit is a lump-sum equal to the present value of the benefit the executive could have received beginning at age 65, based on his or her years of service up to the date of death.

Benefits under the SERP are subject to forfeiture if the executive’s employment is terminated for serious misconduct, if the executive later competes with Wolverine or if Wolverine cannot collect under an insurance policy purchased to fund SERP benefits for certain reasons. For all individuals listed in the Summary Compensation Table, if, within two or three years after a “change in control” the executive resigns for “good reason” or is terminated by Wolverine or at the request of a third party who effectuates a change in control (other than for “cause” or due to death or “disability” as defined in the SERP), the executive will be entitled to a lump-sum payment equal to 125% of the present value of the benefit payments for which the executive would have been eligible if the executive had retired at age 55 (or at his or her actual age, if greater than age 55), without applying the monthly early retirement reduction factor, but based on years of service at the actual date of termination. For purposes of the SERP, “change in control” is defined as:

•	failure of the individuals who were directors at the time the SERP was adopted and those whose election or nomination to the Board of Directors was approved by a three-quarters vote of the directors then still in office who were directors at the time the SERP was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors;

•	acquisition by certain persons or groups of 20% or more of the common stock or combined outstanding voting power (excluding certain transactions);

•	approval by the stockholders of a reorganization, merger or consolidation (excluding certain permitted transactions); or

•	approval by the stockholders of a complete liquidation or dissolution of Wolverine or the sale or disposition of all or substantially all of the assets of Wolverine (excluding certain permitted transactions).

Wolverine may terminate the SERP or stop further accrual of SERP benefits for a participating executive at any time, but termination will not affect previously accrued benefits.

As of January 1, 2005, the persons listed in the Summary Compensation Table had the following years of credited service under the pension plan and the SERP: Mr. Duffy, 16 years; Mr. Estes, 25 years; Mr. Gulis, 20 years; Mr. Krueger, 9 years; and Mr. O’Donovan, 25 years.

Employment Agreements and Termination of Employment

and Change In Control Arrangements

Severance Agreements. Under individual agreements, Messrs. Duffy, Estes, Gulis, Krueger and O’Donovan, and certain other key management employees, will receive compensation if their employment is terminated following a change in control of Wolverine, unless:

•	the termination of the officer is due to death or retirement in accordance with Wolverine’s policy or as otherwise agreed;
•	the termination is by Wolverine for cause or disability; or
•	the termination is by resignation of the officer for other than “good reason.”

Good reason is defined in the agreements to include, among other things, the assignment of duties inconsistent with the executive’s status as a senior executive officer or the duties performed by the executive immediately before a change in control, a reduction in the executive’s annual base salary or relocation of the executive.

The compensation payable if such a termination occurs after a change in control includes:

•	cash equal to two or three times the executive’s annual salary, including target bonus;
•	cash equal to 100% of the difference between the market price of common stock (or, if higher, the highest price paid in connection with any change in control of Wolverine) and the exercise prices of unexercised stock options granted to the executive (other than incentive stock options granted after the date of the officer’s agreement), and 100% of the difference between the market price of common stock and exercise prices of incentive stock options granted to the officer after the date of the agreement which are then exercisable;
•	relocation expenses, legal fees and indemnity against loss in the sale of the officer’s principal residence;
•	up to two or three years’ benefits under all employee benefit programs;
•	a cash payment at the executive’s retirement age equal to the actuarial value of the retirement pension and SERP benefits to which the officer would have been entitled (without regard to vesting requirements) had he or she accrued three additional years of service with Wolverine, reduced by the single sum actuarial equivalent of any amounts to which the executive is entitled under Wolverine’s normal retirement plans and programs; and
•	outplacement services paid for by Wolverine.

In all of the severance agreements, the executive has no requirement to mitigate the payments by seeking employment, but the compensation to be paid during the fourth and later months after termination will be reduced to the extent of any compensation earned by the officer during the applicable period.

A change in control is defined in the agreements to include the acquisition of 20% or more of the common stock by any person or group of persons acting together or a change in a majority of the Board of Directors unless each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors as of the date of the applicable agreement, or whose election or nomination was so approved.

Stock Plan Provisions. Wolverine has granted certain stock options and awarded shares of restricted stock that are subject to accelerated vesting upon a change in control of Wolverine. The options include options issued under plans adopted by Wolverine in 1988, 1993, 1995, 1997, 1999, 2001 and 2003 and the shares of restricted stock include shares awarded under plans adopted by Wolverine in 1995, 1997, 1999, 2001 and 2003.

Under the stock option agreements entered into between Wolverine and participants in the 1988, 1993, 1995, 1997, 1999, 2001 and 2003 plans, other than the agreements applicable to reload options (which Wolverine no longer grants as of January 1, 2005), 25% of each option generally becomes exercisable on the date of grant and 25% of the shares becomes exercisable on each of the next three anniversary dates following the date of grant. The stock option agreements under the 1988 plan and the plan provisions of the 1993, 1995, 1997, 1999, 2001 and 2003 plans provide that all options become immediately exercisable in the event of a change in control of Wolverine.

The 1995, 1997, 1999, 2001 and 2003 plans provide for restricted stock awards. Except for any shares awarded in connection with the payment of bonuses under the LTIP, the restrictions on 25% of the shares received under an award normally lapse on the third anniversary of the date of grant, with the restrictions on an additional 25% of the shares lapsing on the fourth anniversary and the restrictions with respect to the remaining shares lapsing on the fifth anniversary. With respect to any shares awarded in connection with the LTIP, the restrictions on one-third of the shares received under an award generally lapse over a three-year period on each of the first three anniversaries of the date of grant. Beginning in 2005, Wolverine anticipates that incentive bonuses payable under the LTIP will be paid exclusively in cash. Under the five plans listed above, restricted stock becomes fully vested and nonforfeitable upon a change in control of Wolverine.

A change in control is defined in the agreements under the 1988 plan to include a change of control as set forth in the proxy rules issued by the Securities and Exchange Commission, the acquisition of 25% or more of the common stock by any person or group of persons acting together or a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved. The definition of change in control under the 1993 plan differs from the definition of that term in the agreements under the 1988 plan in that a change in control is considered to occur upon the acquisition of 20% or more (rather than 25%) of the common stock and the definition includes the sale, lease, exchange or other transfer of substantially all of Wolverine’s assets to, or the merger or consolidation of Wolverine with, a corporation that is not controlled by Wolverine. Under the 1995, 1997, 1999, 2001 and 2003 plans, a change in control is defined as:

•	failure of the individuals who were directors at the time such plan was adopted and those whose election or nomination to the Board of Directors was approved by a three-fourths vote (two-thirds vote under the 1995 Plan) of the directors then still in office who were directors at the time such plan was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors;
•	acquisition by certain persons or groups of 20% or more of the common stock;
•	approval by the stockholders of a reorganization, merger or consolidation (except with certain permitted entities); or
•	approval by the stockholders of a complete liquidation or dissolution of Wolverine or the sale or disposition of all or substantially all of the assets of Wolverine (other than to certain permitted entities).

Benefit Trust Agreement. In May 1987, Wolverine established a Benefit Trust (“trust”) to ensure that payments to employees under the severance agreements, the SERP, the deferred compensation agreements and the indemnity agreements (discussed below) (collectively, the “agreements”) will not be improperly withheld after a change in control of Wolverine, as defined in the agreement establishing the trust. Under the trust, upon the occurrence of a “potential change in control,” Wolverine will deliver to the trustee, to be held in trust, cash, marketable securities or insurance corresponding to an amount determined by Wolverine to have a fair market value, together with any existing amounts in the trust, equal to the value of the benefits due to employees under the agreements given certain assumptions set forth in the trust. Additional terms of the trust provide for the return of the property to Wolverine upon written request before a change in control or automatically if no change in control has occurred within six months after funding upon a potential change in control. Wolverine has transferred to the trust insurance policies on the lives of certain key employees.

Indemnity Agreements. Wolverine has entered into indemnity agreements with Messrs. Duffy, Estes, Gulis, Krueger and O’Donovan and with each director and executive officer. The indemnity agreements indemnify each director and executive officer against all expenses incurred in connection with any action or investigation involving the director or executive officer by reason of his or her position with Wolverine (or with another entity at Wolverine’s request). The directors and executive officers will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by Wolverine that covers the directors and executive officers. A director or executive officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the director or executive officer meeting the standards of conduct set forth in the indemnity agreements.

Other Plans and Agreements. Severance agreements with various executive officers (described above) provide for cash payments in lieu of outstanding options if a change in control of Wolverine and a subsequent triggering event occur. In addition, the SERP (described above) and the Deferred Compensation Plan (described above) provide for certain benefits and payments if a change in control of Wolverine occurs.

Compensation Committee Report on Executive Compensation

The Compensation Committee discharges, subject to general review and oversight by the Board, the Board of Directors’ responsibilities relating to executive compensation and assists the Board in fulfilling its responsibilities relating to Wolverine’s compensation and benefit programs and policies. The Compensation Committee also administers and makes recommendations with respect to Wolverine’s compensation plans and reviews and approves (with input from non-management directors in the case of the Chief Executive Officer) the compensation of key senior executives. The Compensation Committee currently consists of three directors, none of whom is a current or former employee of Wolverine or its subsidiaries and all of whom are independent under the standards adopted by the Board of Directors and applicable New York Stock Exchange and SEC standards.

The Compensation Committee consults with compensation consulting firms as it deems necessary from time to time to: assist the Compensation Committee in formulating Wolverine’s compensation policies; provide advice to the Compensation Committee concerning specific compensation packages and appropriate levels of executive and Board of Director compensation; provide advice about competitive levels of compensation; and review and recommend changes in the compensation system and programs of Wolverine.

The basic compensation philosophy of the Compensation Committee and Wolverine is to provide competitive salaries as well as competitive incentives to achieve superior financial performance. Wolverine’s executive compensation policies are designed to achieve four primary objectives:

•	attract and retain well-qualified executives who will lead Wolverine and achieve and inspire superior performance;
•	provide incentives for achievement of specific short-term individual, business unit and corporate goals;

•	provide incentives for achievement of longer-term financial goals; and
•	align the interests of management with those of the stockholders to encourage achievement of continuing increases in stockholder value.

Executive compensation at Wolverine consists primarily of the following components:

•	base salary and benefits;
•	amounts paid, if any, under the Amended and Restated Executive Short-Term Incentive Plan (the “Annual Bonus Plan”);
•	amounts paid, if any, under the Amended and Restated Executive Long-Term Incentive Plan (3-Year Bonus Plan) (the “LTIP”);
•	amounts paid, if any, as individual-specific bonuses designed to encourage achievement of individual goals;
•	participation in Wolverine’s stock option and equity-based incentive plans; and
•	participation in Wolverine’s retirement plans.

Each component of compensation is designed to accomplish one or more of the four compensation objectives described above.

Except with respect to the Chief Executive Officer, management recommends the participation of specific executive officers and other key employees in the Annual Bonus Plan, the LTIP and Wolverine’s stock option and equity-based incentive plans. All such recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Compensation Committee. Senior executive officers are normally eligible to receive a greater percentage of their potential compensation in the form of awards under these incentive plans to reflect the Compensation Committee’s belief that the percentage of an executive’s total compensation that is “at risk” should increase as the executive’s responsibilities and ability to influence profits increase.

Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exceptions for qualified “performance-based” compensation. Wolverine has obtained stockholder approval of the Annual Bonus Plan, the LTIP, and the 1997, 1999, 2001 and 2003 stock incentive plans to permit amounts payable under the Annual Bonus Plan and the LTIP and awards of stock options granted under the 1997, 1999, 2001 and 2003 plans to qualify as “performance-based” compensation for purposes of Section 162(m). Because incentives under these plans are not included in the $1,000,000 limit for purposes of calculating Wolverine’s deduction for compensation paid to its executive officers, Wolverine believes its compensation policies reflect due consideration of Section 162(m).

Base Salary

To attract and retain well-qualified executives, the Compensation Committee seeks to establish competitive base salaries and benefit packages. The Compensation Committee determines the base salaries of executives by comparing each executive’s position with similar positions in companies of similar type, size and financial performance. Although some other footwear companies are among the companies included in the comparison group, this group is not limited to footwear companies because Wolverine competes for talent with a wide range of corporations. In general, the Compensation Committee has targeted salaries to be at the median to slightly below the median percentile of base salaries paid for comparable positions with similar companies. Other factors considered by the Compensation Committee are the executive’s performance, the executive’s current compensation, the executive’s responsibilities and Wolverine’s or the applicable business unit’s performance (determined by reference to pre-tax levels of profit and levels of sales).

Although the Compensation Committee does not give specific weight to any particular factor, the most weight is given to the executive’s performance (in determining whether to adjust above or below the current salary level), and a significant but lesser weight is generally given to the comparative data. In general, base salaries for Wolverine’s executive officers during 2004 were near the median of salaries paid by companies included in the comparison group. The 2004 average base salary of executive officers increased over the previous year’s level as a result of a combination of factors, including improved individual performance, improved or continued excellent performance by the applicable business unit and Wolverine, promotions and increased responsibilities.

Annual Bonus Plan

To provide incentives and rewards for achievement of short-term business unit goals, the Annual Bonus Plan was designed to provide key employees with the opportunity for bonuses based on the performance of Wolverine and/or the performance of its subsidiaries, operating divisions or profit centers. The Annual Bonus Plan was most recently approved by stockholders at the 2002 annual meeting of stockholders. The Annual Bonus Plan continues the annual bonus policy that Wolverine has used for many years. A target bonus goal (the “target bonus”), expressed as a percentage of the participant’s base salary, is established by the Compensation Committee. The Compensation Committee then establishes “incentive bonus” levels, expressed as a percentage of the target bonus, that are paid to the participant at specified levels of performance by Wolverine, the subsidiary, operating division or profit center.

“Incentive bonus” as used in the Annual Bonus Plan means an annual bonus awarded and paid to a participant for services to Wolverine during a fiscal year that is based upon achievement of pre-established financial objectives of Wolverine or a subsidiary, operating division or profit center. The incentive bonus levels may be expressed as either: (i) a matrix of percentages of the target bonus that would be paid at specified levels of performance; or (ii) a mathematical formula that determines the percentage of the target bonus that would be paid at varying levels of performance. Performance of Wolverine and/or its subsidiaries, operating divisions or profit centers is determined by reference to one or more of the following: net earnings, net earnings before taxes, operating income, revenues, net sales, net sales and other operating income, return on sales, return on equity, earnings per share, total stockholder return, economic value added measurements, return on assets, return on invested capital or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges or extraordinary items. These factors may be measured against pre-determined levels or Wolverine’s relative performance when compared to a pre-established peer group. Payment of an incentive bonus to a participant for a fiscal year under the Annual Bonus Plan is entirely contingent upon achievement of the performance levels established by the Compensation Committee, subject to negative discretion by the Compensation Committee to reduce the amount below that determined under the pre-established formula. All determinations to be made by the Compensation Committee for a fiscal year are made by the Compensation Committee during the first 90 days of each fiscal year.

The two primary measures of corporate and divisional performance in 2004 were pre-tax profits and sales, with approximately 80% of participants’ target amounts weighted on pre-tax profits. During fiscal 2004, executive officers were generally targeted to receive from 20% to 48% of their annual salaries in bonus compensation. Actual payouts, if any, could range from 50% to 200% of target. In determining these percentages, the Compensation Committee considered each executive’s position, competitive incentives and the executive’s aggregate incentive compensation potential under all of Wolverine’s plans. The percentage of total compensation represented by annual bonuses is generally higher for more senior executives to reflect their greater influence on profits and sales and to put a larger percentage of their total potential cash compensation “at risk.”

For 2004, Wolverine’s corporate sales performance exceeded the maximum goal (the “stretch goal”) and corporate pre-tax profit performance also exceeded the stretch goal. Accordingly, executive officers received bonuses related to corporate performance under the Annual Bonus Plan at or near stretch-goal levels. Certain executive officers also have a component of their annual bonus based on the sales and pre-tax profit performance of specific divisions. The sales and pre-tax profit performance of such divisions ranged from target to stretch-goal levels with corresponding bonus payment levels.

Long-Term Plan

To provide incentives and rewards for longer-term planning and decision-making and the achievement of longer-term corporate performance goals, the LTIP provides the opportunity for additional compensation based upon the achievement of company financial performance goals over a three-year period. Stockholders most recently approved the LTIP at the 2002 annual meeting of stockholders. The LTIP continues the long-term incentive bonus policy that Wolverine has used for many years. The primary purposes of the LTIP and prior long-term bonus plans are to provide significant incentive and to foster cooperation among all business units so the long-term earnings performance of Wolverine and total stockholder return is substantially improved. The primary concept of the LTIP is to establish financial performance goals for each three-year time period for Wolverine. New performance periods begin each fiscal year and end three full fiscal years later. The Compensation Committee establishes the goals during the first 90 days of each three-year performance period.

Awards under the LTIP are based on a percentage of average annual earned salary during the three-year period. For each participant in each three-year period, the Compensation Committee specifies a target bonus goal (the “target bonus”), expressed as a specified dollar amount or as a percentage of the participant’s average annual earned salary, and “incentive bonus” levels, expressed as a percentage of the target bonus, that will be paid to the participant at specified levels of performance. “Incentive bonus” as used in the LTIP means a bonus awarded and paid to a participant for services to Wolverine or a subsidiary, operating division or profit center during a three-year period, which bonus is based upon achievement of previously-established financial objectives by Wolverine. The incentive bonus levels may be expressed as either: (i) a matrix of percentages of the target bonus that will be paid at specified levels of performance; or (ii) a mathematical formula that determines the percentage of the target bonus that will be paid at varying levels of performance. Performance is determined by reference to one or more of the following: net earnings, net earnings before taxes, operating income, revenues, net sales, net sales and other operating income, return on sales, return on equity, earnings per share, total stockholder return, economic value added measurements, return on assets, return on invested capital or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges or extraordinary items. These factors may be measured against pre-determined levels or Wolverine’s relative performance when compared to a pre-established peer group. If the minimum three-year targeted goal is not achieved, no bonus will be paid. For the 2004-2006 performance period, executive officers who participate in the plan are targeted to receive long-term bonus compensation in amounts that range from 25% to 60% of their average annual earned salaries. In determining the percentages, the Compensation Committee considered the factors discussed above in connection with the Annual Bonus Plan and each executive’s capacity to affect the long-term performance of Wolverine. Actual payouts, if any, range from 50% to 200% of target. Although the LTIP permits Wolverine to pay incentive bonuses in cash or a combination of cash and restricted stock, beginning with payments made in 2005 Wolverine anticipates that incentive bonuses payable under the LTIP will be paid exclusively in cash.

For the 2002-2004 performance period, performance was determined 50% by reference to Wolverine’s earnings per share (“EPS”) and 50% by reference to total stockholder return compared to a pre-established peer group (“TSR”). EPS performance exceeded the stretch-goal level and TSR performance was at the target level for the 2002-2004 performance period under the LTIP. Based on EPS and TSR performance, Wolverine paid cash incentive bonuses with respect to the three-year performance period ended January 1, 2005, at goal (150% of target) bonus levels. This level is between the target and stretch-goal performance levels.

Discretionary Bonuses

In addition to bonuses based on corporate and/or divisional performance pursuant to the Annual Bonus Plan, Wolverine generally pays annual incentive bonuses to employees based on individual performance goals. Bonuses based on individual performance are paid on a discretionary basis based on achievement of pre-established personal goals, and the performance bonus for the Chief Executive Officer is paid only after the review and approval of the Compensation Committee. No discretionary bonuses are paid to executive officers if Wolverine (or the applicable division) does not achieve its threshold goal under the Annual Bonus Plan. During 2004, discretionary bonuses for employees participating in this plan were generally targeted at 5% to 12% of annual salaries depending upon the executive’s level of responsibility, the achievement of threshold sales and earnings requirements and actual graded performance against pre-established personal objectives. Because Wolverine generally exceeded its corporate and, where applicable, divisional threshold sales and earnings goals under the Annual Bonus Plan for fiscal 2004, discretionary bonus payments were made to Wolverine’s executive officers for this period based upon achievement of individual performance goals.

Stock Options and Equity-Based Incentive Plans

Awards under Wolverine’s stock option and equity-based incentive plans are designed to:

•	more closely align executive and stockholder interests;
•	reward executives and other key employees for building stockholder value; and
•	encourage long-term investment in Wolverine by participating executives.

The Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to all stockholders and stock awards have been granted by Wolverine to executives and other key employees pursuant to various equity-based plans for several decades. The Compensation Committee administers all aspects of these plans and reviews, modifies (to the extent appropriate) and takes final action on any such awards.

Under Wolverine’s plans that provide for awards of restricted stock, all of which have been previously approved by the stockholders, the Compensation Committee may grant shares of restricted stock to executives and other key employees. These shares are subject to certain restrictions that, except for shares awarded in prior years in connection with the LTIP, generally lapse over a period of five years from the date of grant.

Under Wolverine’s stock option plans, all of which have been previously approved by the stockholders, the Compensation Committee may grant to executives and other key employees options to purchase shares of stock. The Compensation Committee reviews, modifies (to the extent appropriate) and takes final action on the amount, timing, price and other terms of all options granted to employees of Wolverine. The Compensation Committee grants both incentive stock options and nonqualified options within the meaning of the Internal Revenue Code. Under the terms and conditions of all the plans other than the 2001 plan and the 2003 plan, the Compensation Committee may grant nonqualified options with an exercise price above or below the market price on the date of grant. The 2001 plan and the 2003 plan (as with the proposed Stock Incentive Plan of 2005) require that all options have an exercise price equal to or greater than the market value of Wolverine’s common stock on the date of grant. Virtually all stock options granted under all of Wolverine’s plans have had an exercise price equal to the market price of common stock on the date of grant.

In determining the number of shares of restricted stock and/or the number of options to be awarded to executives in 2004, the Compensation Committee adhered to its practice of generally applying a formula that takes into consideration the executive’s level of responsibility and compensation practices of similar companies. The Compensation Committee also considers the recommendations of management (except for awards to the Chief Executive Officer), the individual performance of the executive and the number of shares previously awarded to the executive. As a general practice, both the number of shares granted and their proportion relative to the total number of shares granted increase in some proportion to increases in each executive’s responsibilities. The Compensation Committee has also implemented stock ownership guidelines that apply to all executive management and require ownership in amounts from one to five times the executive’s base salary. The Compensation Committee believes that these ownership guidelines bolster the goals of Wolverine’s stock option and equity-based incentive plans.

In 1997, the Compensation Committee adopted a program to automatically award “reload options” to a limited group of senior executives if those executives surrender shares of common stock to pay the exercise price or tax withholding obligations associated with the exercise of a then-outstanding stock option or the vesting of restricted stock. Based upon changes in compensation practices and accounting standards, the Compensation Committee has discontinued the program that awards reload options and requested all executives who previously were eligible to receive reload options to waive their rights to receive reload options after January 1, 2005, regardless of whether the initial grant or award provided for reload options. Each of Wolverine’s executives agreed to waive his or her rights in response to the Compensation Committee’s request.

Retirement Plans

Wolverine has a qualified pension plan covering most salaried employees and a supplemental executive retirement plan covering certain executives, as more fully described earlier in this proxy statement under the heading “Pension Plan and Supplemental Executive Retirement Plan.” The Compensation Committee believes that Wolverine’s retirement plans encourage long-term commitment by Wolverine’s executives and other employees and assist Wolverine in attracting and retaining talented executives and other employees.

Chief Executive Officer

The Chief Executive Officer’s compensation is based upon the policies and objectives discussed above. The Chief Executive Officer, however, has a higher percentage of total compensation “at risk” because a larger percentage of potential compensation is based upon the Annual Bonus Plan, the LTIP, and stock option and restricted stock grants.

The Compensation Committee has reviewed all components of the Chief Executive Officer’s compensation and the compensation of the other executive officers who are named in the Summary Compensation Table, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and the cost to Wolverine of all perquisites and other personal benefits, the payout obligations and conditions under Wolverine’s pension plan and SERP and any payments in the event of a change in control.

Based on its review described above, the Compensation Committee found Mr. O’Donovan’s and the named executive officers’ total compensation in the aggregate to be appropriate and not excessive.

For 2004, in setting Mr. O’Donovan’s base salary and total annual cash compensation, the Compensation Committee compared Mr. O’Donovan’s cash compensation with that of chief executive officers of companies in the footwear industry and other companies similar to Wolverine in general type and size. Mr. O’Donovan’s base salary was targeted by the Compensation Committee near the median of salaries paid to chief executive officers by companies included in the comparison group. Mr. O’Donovan’s base salary for 2004 increased approximately 6.3% above his 2003 level. Following the 2004 increase, Mr. O’Donovan’s salary was near the competitive median. At his request, Mr. O’Donovan does not have an employment agreement with Wolverine.

Mr. O’Donovan’s annual incentive bonus under the Annual Bonus Plan was based upon corporate performance goals (100% weighting). The target annual bonus award for Mr. O’Donovan under the Annual Bonus Plan was 48% of base salary. Mr. O’Donovan’s annual bonus was subject to achievement of minimum goals and his threshold bonus at this level would have been 24% of earned salary. Mr. O’Donovan’s annual bonus at the stretch-goal level was capped at 96% of base salary under the Annual Bonus Plan. Corporate performance goals in 2004 were based on Wolverine’s achievement of predetermined pre-tax levels of profit (80% weighting) and sales (20% weighting), both of which were set above the prior year’s actual results. Mr. O’Donovan’s target annual discretionary bonus was 12% of earned salary and was capped at 24% of earned salary. Wolverine’s sales level and profit performance exceeded the pre-established stretch-goal performance level in 2004. Therefore, Mr. O’Donovan received a payment under the Annual Bonus Plan and a discretionary bonus based on achievement of individual performance goals for fiscal 2004 near maximum levels.

Mr. O’Donovan’s LTIP bonus award was based on a combination of TSR and EPS, which was targeted above budget and prior year’s results. Mr. O’Donovan’s target bonus for the three-year period beginning in 2004 was set at 60% of average annual earned salary for the 2004-2006 plan period. The bonus payout for Mr. O’Donovan can range from 0%-120% of Mr. O’Donovan’s average earned salary for the 2004-2006 period. Based on EPS and TSR performance compared to pre-established performance levels, Mr. O’Donovan received payment at goal level (150% of target) for the 2002-2004 performance period under the LTIP.

In 2004, Mr. O’Donovan was awarded 25,500 shares of restricted stock (post-split) (not including restricted shares awarded in 2004 with respect to the 2001-2003 performance period under the LTIP, the value of which is included in the LTIP payout column for 2003 in the Summary Compensation Table) and stock options to purchase 474,531 (post-split) shares of common stock (of this total 407,031 options were issued under the prior reload option program which was discontinued on January 1, 2005). The amounts of these awards were determined by the Compensation Committee considering the factors discussed above.

Due to Wolverine’s 2004 results, the aggregate of Mr. O’Donovan’s salary, bonus and total cash compensation was above the median for chief executive officers paid by companies included in the previously described comparison group.

All actions and recommendations of the Compensation Committee attributable to 2004 compensation were unanimous and all recommendations were approved and adopted by the Board of Directors without modification.

Respectfully submitted,

Donald V. Fites, Chairman, David P. Mehney, Paul D. Schrage

Selection of Auditors

The Audit Committee has reappointed the firm of Ernst & Young LLP as independent auditors for the current fiscal year.

Ernst & Young LLP, certified public accountants, has audited the financial statements of Wolverine and its subsidiaries for the fiscal year ended January 1, 2005. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Audit Fees. Ernst & Young LLP billed Wolverine $895,543 in fiscal 2004 and $631,027 in fiscal 2003 for the annual audit, reviews of the financial statements included in Wolverine’s Form 10-Q filings, audit of internal control over financial reporting for 2004, foreign statutory audits and consultations concerning accounting matters associated with the annual audit.

Audit-Related Fees. Ernst & Young LLP billed Wolverine $49,062 in fiscal 2004 and $116,775 in fiscal 2003 for assurance and related services that were reasonably related to the performance of the audit or a review of the financial statements and that are not reported as Audit Fees above, including accounting research and employee benefit plan audits.

Tax Fees. Ernst & Young LLP billed Wolverine $674,850 in fiscal 2004 and $514,228 in fiscal 2003 for tax compliance, advisory and planning services.

All Other Fees. Ernst & Young LLP did not bill Wolverine in fiscal 2004 or fiscal 2003 for any services other than those described above.

Pre-Approval Policy. Wolverine’s Audit Committee has adopted a policy under which all audit and non-audit services provided to Wolverine by Ernst & Young LLP require pre-approval by the Audit Committee. The Audit Committee provides categorical pre-approval before the beginning of each fiscal year for routine and recurring services provided by Ernst & Young LLP. Items in this category are pre-approved within specific service descriptions and budgets. All audit services, internal control-related services, and other services that are not within the specifically pre-approved service descriptions and budgets require engagement-specific pre-approval. With certain exceptions such as pre-approval of audit services, engagement-specific pre-approval may be delegated to one or more Audit Committee members. Any services approved by a designated Audit Committee member must be communicated to the full Audit Committee at its next regularly-scheduled meeting. The Audit Committee’s pre-approval policy also prohibits Ernst & Young LLP from providing any non-audit services that are prohibited by the Securities and Exchange Commission or the Public Company Accounting Oversight Board. All fees paid to Ernst & Young LLP for services performed in 2003 and 2004 were pre-approved pursuant to this policy.

Your Board of Directors recommends that you vote FOR ratification of the reappointment of Ernst & Young LLP.

Audit Committee Report

The Audit Committee of the Board of Directors consists of four non-employee directors who are independent under the standards adopted by the Board of Directors and applicable New York Stock Exchange and SEC standards. The Audit Committee represents and assists the Board of Directors in fulfilling its oversight responsibility regarding the integrity of Wolverine’s financial statements and the financial reporting and accounting process, the systems of internal accounting and financial controls, the performance of the internal audit function and the independent auditors, the qualifications and independence of the independent auditors, the annual independent audit of Wolverine’s financial statements and compliance with legal and regulatory requirements. The Audit Committee is directly responsible in its capacity as a committee of the Board for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) Wolverine’s independent auditors. Wolverine’s management has primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, and the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Wolverine’s independent auditors are responsible for expressing an opinion on the conformity of Wolverine’s financial statements with generally accepted accounting principles and attesting to management’s assessment of internal control over financial reporting and to the effectiveness of internal control over financial reporting.

The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of Wolverine’s outside auditors and the integrity of Wolverine’s financial statements and disclosures. These steps include: (i) adopting an Audit Committee Charter (attached as Appendix A); (ii) adopting an Accounting and Finance Code of Ethics; (iii) implementing an Accounting and Auditing Complaint Procedure to allow employees, stockholders and the public to report concerns regarding Wolverine’s financial statements, internal controls and disclosures; (iv) establishing procedures for the Audit Committee to pre-approve all audit and nonaudit services provided by Wolverine’s independent auditors; and (v) increasing the number, frequency and length of Audit Committee meetings.

As part of its supervisory duties, the Audit Committee has reviewed Wolverine’s audited financial statements for the fiscal year ended January 1, 2005, and has discussed those financial statements with Wolverine’s management, internal financial staff, internal auditors and independent auditors, with and without management present. The Audit Committee has also reviewed and discussed the following with Wolverine’s management, financial staff, internal auditors and independent auditors, with and without management present:

•	accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements;
•	allowances and reserves for accounts receivable, inventories and taxes;
•	accounting for acquisitions, pension plans and equity-based compensation plans;
•	goodwill impairment analysis; and
•	other significant financial reporting issues and practices.

The Audit Committee has discussed with Wolverine’s independent auditors the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of Wolverine’s accounting principles and such other matters that it is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards. In addition, the Audit Committee has received from the independent auditors the written disclosures required by the Independence Standards Board and has discussed their independence from Wolverine and Wolverine’s management with them, including a consideration of the compatibility of nonaudit services with their independence, the scope of the audit and the scope of all fees paid to the independent auditors during the year. After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Wolverine’s Board of Directors that the audited financial statements for the fiscal year ended January 1, 2005, be included in Wolverine’s Annual Report on Form 10-K for the year then ended to be filed with the Securities and Exchange Commission.

Respectfully submitted,

David T. Kollat, Chairman, Brenda J. Lauderback, Phillip D. Matthews, Elizabeth A. Sanders

Related Matters

Certain Relationships and Related Transactions

Wolverine has entered into agreements with Grimoldi, S.A., an Argentinean corporation of which Mr. Alberto Grimoldi, a director of Wolverine, is chairman and a significant shareholder, granting to Grimoldi, S.A. the exclusive rights to distribute and sell footwear products in Argentina under the Hush Puppies®, Caterpillar® and Merrell® brand names. Under these agreements, Grimoldi, S.A. or its subsidiary pays Wolverine royalties and certain sublicense fees based on sales or purchases of footwear products in Argentina.

Under the agreements described above, Grimoldi, S.A. was obligated to pay to Wolverine royalties, sublicense fees and service fees relating to 2004 totaling $1,013,368.

In the ordinary course of business, Wolverine and its subsidiaries sell footwear for resale, samples, components of footwear products (such as leather and shoe soles), advertising materials and miscellaneous items to licensees, distributors and customers. In 2004, purchases of such items by Grimoldi, S.A. totaled $136,019 (including any applicable sublicense fees for products containing licensed proprietary technology).

All of the transactions described above occurred pursuant to continuing contractual arrangements between Wolverine and Grimoldi, S.A. Wolverine expects similar transactions to occur between Grimoldi, S.A. and Wolverine and its subsidiaries during 2005.

During 2002, Wolverine and Grimoldi, S.A. agreed to payment terms with respect to certain trade accounts owed by Grimoldi, S.A. to Wolverine. Grimoldi, S.A. executed a three-year note payable to Wolverine in the face amount of $635,761 which bears interest at 10 percent per annum. As of January 1, 2005, the aggregate principal balance of the note was $233,339. The highest principal balance of the note between January 4, 2004 and January 1, 2005 was $461,231.

In the ordinary course of its business, Wolverine purchases promotional merchandise for use in connection with the sale of its products. In 2004, Wolverine purchased promotional merchandise from Bullseye Group, LLC totaling $373,459. One third of Bullseye Group, LLC is owned by Daniel Mehney, the son of David P. Mehney, a director of Wolverine. Wolverine anticipates continuing to purchase promotional materials from Bullseye Group, LLC in 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Wolverine’s directors and executive officers, and persons who beneficially own more than 10% of the outstanding shares of common stock, to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Directors, executive officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish Wolverine with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2004 fiscal year, Wolverine believes that its officers and directors complied with all applicable reporting requirements during Wolverine’s last fiscal year, except as described below. One stock option award to each of the following individuals was not reported on Form 4 or Form 5 during 1999, although these awards have been properly reflected in Wolverine’s proxy statements since their grant in 1999: Mr. Ottenwess, Mr. Grimoldi, Mr. Matthews, Mr. Mehney, Mr. Fites, Mr. Kollat, Mr. Schrage, Mr. Bloom and Ms. Sanders. Forms 4 were filed in 2004 to report these awards.

Stockholder Proposals

To be considered timely, any stockholder proposal intended to be presented at the annual meeting of stockholders in 2006 (whether or not intended for inclusion in Wolverine’s proxy statement and proxy card relating to that meeting) must be received by Wolverine not later than November 14, 2005. Stockholder proposals intended for inclusion in Wolverine’s proxy statement and proxy card relating to that meeting should be made as described in Securities and Exchange Commission Rule 14a-8. You should address all stockholder proposals to the attention of the Secretary of Wolverine, 9341 Courtland Drive, N.E., Rockford, Michigan 49351.

Solicitation of Proxies

We will initially seek proxies by mail. Wolverine directors, officers and employees may also solicit proxies by telephone or facsimile or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. Wolverine will pay all costs of solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners. We have engaged Georgeson Shareholder Communications, Inc. at an estimated cost of $8,000, plus expenses and disbursements, to assist in solicitation of proxies.

Appendix A

AUDIT COMMITTEE CHARTER

of the
Audit Committee of the
Board of Directors
of
Wolverine World Wide, Inc.

I.          GOVERNANCE

        This Charter sets forth the basic principles regarding the organization, purpose, authority and responsibilities of the Audit Committee (the “Committee”) of Wolverine World Wide, Inc. (the “Company”) and has been approved by the Company’s Board of Directors. The Committee shall review the adequacy of this Charter at least annually and recommend any proposed changes to the Board of Directors for approval.

II.          ORGANIZATION

        The Committee shall consist of at least three directors appointed by the Board of Directors upon the recommendation of the Company’s Governance Committee. One Committee member shall be designated by the Board of Directors as Chairperson. All Committee members shall be independent under the New York Stock Exchange (“NYSE”) definition of “independence” for directors and audit committee members, independence standards adopted by the Board and any other applicable rules and regulations, all as determined by the Board. All Committee members shall be financially literate or shall become financially literate within a reasonable period of time after appointment to the Committee. At least one member shall have accounting or related financial management experience. A Committee member may be removed for any reason by the Board of Directors.

        The Committee shall meet as often as may be deemed necessary or appropriate in its judgment, but not less than four times per year.

III.          STATEMENT OF PURPOSE

        The Committee shall represent and assist the Board of Directors in fulfilling its oversight responsibility regarding (i) the integrity of the Company’s financial statements and the financial reporting process, (ii) the Company’s systems of internal accounting and financial controls, (iii) the performance of the internal audit function and the independent auditors, (iv) the qualifications and independence of the independent auditors, (v) the annual independent audit of the Company’s financial statements, and (vi) the Company’s compliance with legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain open communication between the Committee, the independent auditors, the internal finance staff and the management of the Company. The Audit Committee’s responsibility is one of oversight and it does not provide any special assurance as to the Company’s financial statements or the audit of those financial statements by the independent auditors.

IV.          AUTHORITY, DUTIES AND RESPONSIBILITIES

        The Committee’s authority, duties and responsibilities shall include the following:

•	Be directly responsible, in its capacity as a Committee of the Board, to appoint and retain (subject to ratification by the Company’s stockholders), compensate, oversee, evaluate and, if appropriate, terminate the independent auditors, which shall report directly to the Committee;

•	Approve in advance all audit and permissible non-audit services to be provided by the independent auditors and establish policies and procedures for the engagement of the independent auditors to provide audit and permissible non-audit services;

•	Annually review the performance (effectiveness, objectivity, and independence) of the independent auditors and the internal audit function, including a review and evaluation of the lead partner of the independent auditors, and report the Committee’s conclusions to the Board of Directors;

•	Obtain and review at least annually a report from the independent auditors describing: the auditing firm’s internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

•	Obtain and review, at least annually, a formal written report from the independent auditors consistent with applicable rules and regulations and standards set by the Independence Standards Board;

•	Annually assess auditor independence, considering all relationships between the independent auditors and the Company and any other relationships that may adversely affect the auditors independence;

•	Discuss with the internal financial staff and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. The Committee shall review any identified audit problems or difficulties and discuss management’s response;

•	Receive reports from management, the internal finance staff and the independent auditors regarding, and review and discuss the adequacy and effectiveness of, the Company’s internal control over financial reporting;

•	Receive reports from management regarding, and review and discuss the adequacy and effectiveness of, the Company’s disclosure controls and procedures;

•	Review the Company’s policies and systems with respect to risk assessment and risk management and discuss with management and the independent auditors significant risks or exposures and the steps taken by management to resolve them;

•	Meet periodically with management, the internal finance staff and the independent auditors separately;

•	Meet to review with management and the independent auditors the Company’s interim financial statements, including the specific disclosures in the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” (“MD&A”) to be included in SEC Quarterly Reports on Form 10-Q. The Committee shall review with the independent auditors the results of the quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards and applicable rules and regulations;

•	Meet to review with management and the independent auditors the Company’s annual audited financial statements, including the specific disclosures in the Company’s MD&A, to be included in SEC Annual Reports on Form 10-K (or annual reports to stockholders if distributed prior to the filing of Form 10-K). The Committee shall review with the independent auditors the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards and applicable rules and regulations;

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters;

•	Review with management and the independent auditors the Company’s earnings press releases and financial information and earnings guidance provided by the Company to analysts and rating agencies;

•	Prepare the Audit Committee report required by applicable rules and regulations to be included in the Company’s annual proxy statement;

•	Establish Company hiring policies for employees and former employees of independent auditors for the Company;

•	Engage consultants and advisors at the expense of the Company to assist the Committee as it deems necessary in the performance of its functions. The Committee shall have sole authority to retain and terminate any consultants and advisors and to approve all fees and other retention terms;

•	Oversee the Company’s compliance systems with respect to legal and regulatory requirements and review the Company’s code of conduct and programs to monitor compliance with such codes;

•	Establish sub-committees of the Committee in its discretion and delegate such powers and authority as determined by the Committee;

•	Conduct and discuss with the Board of Directors an annual performance evaluation of the Committee, including the Committee’s adherence to this Charter; and

•	Provide the Board of Directors with regular reports regarding the Committee’s decisions, actions and recommendations.

Effective Date: February 10, 2005

Appendix B

WOLVERINE WORLD WIDE, INC.

STOCK INCENTIVE PLAN OF 2005

SECTION 1

Establishment of Plan; Purpose of Plan

        1.1     Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN OF 2005 (the “Plan”) for its non-employee directors and corporate, divisional and Subsidiary officers and key employees. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards.

        1.2     Purpose of Plan. The purpose of the Plan is to provide non-employee directors, officers and key management employees of the Company, its divisions and its Subsidiaries with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of non-employee directors, officers and key employees with the interests of the Company’s stockholders through the opportunity for increased stock ownership and to attract and retain non-employee directors, officers and key employees. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives.

SECTION 2

Definitions

        The following words have the following meanings unless a different meaning plainly is required by the context:

        2.1     “Act” means the Securities Exchange Act of 1934, as amended.

        2.2     “Award Agreement” means one or more written agreements or other instruments as may be approved from time to time by the Committee implementing the grant of an Incentive Award. An Award Agreement may but need not be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company), and may consist of certificates, notices, terms and conditions or similar instruments as approved by the Committee.

        2.3     “Board” means the Board of Directors of the Company.

        2.4     “Change in Control,” unless otherwise defined in an Incentive Award, means (a) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board; (b) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of 20% or more of the outstanding Common Stock or the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors; (c) the approval by the stockholders of the Company of a reorganization, merger or consolidation, unless with or into a Permitted Successor; or (d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company other than to a Permitted Successor.

        2.5     “Code” means the Internal Revenue Code of 1986, as amended.

        2.6     “Committee” has the meaning set forth in Section 3.1.

        2.7     “Common Stock” means the Common Stock, $1 par value, of the Company.

        2.8     “Company” means Wolverine World Wide, Inc., a Delaware corporation, and its successors and assigns.

        2.9     “Continuing Directors” mean the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by the Company’s stockholders was approved by a vote of three-quarters (3/4) of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c)

of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

        2.10     “Director” means each member of the Board who is not an officer or employee of the Company or any Subsidiary of the Company. The status of the Chairman of the Board as a Director or officer shall be determined by the Committee.

        2.11     “Employee Benefit Plan” means any plan or program established by the Company or a Subsidiary for the compensation or benefit of employees of the Company or any of its Subsidiaries.

        2.12     “Excluded Holder” means (a) any Person who at the time this Plan was adopted was the beneficial owner of 20% or more of the outstanding Common Stock; or (b) the Company, a Subsidiary or any Employee Benefit Plan of the Company or a Subsidiary or any trust holding Common Stock or other securities pursuant to the terms of an Employee Benefit Plan.

        2.13     “Incentive Award” means the award or grant of a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Stock Award to a Participant pursuant to the Plan.

        2.14     “Market Value” shall equal, unless a different calculation measure is specified by the Committee, the mean of the highest and lowest sale prices of shares of Common Stock reported on the New York Stock Exchange (or any successor exchange that is the primary stock exchange for trading of Common Stock) on the date of grant, exercise or vesting, as applicable, or if the New York Stock Exchange (or any such successor) is closed on that date, the last preceding date on which the New York Stock Exchange (or any such successor) was open for trading and on which shares of Common Stock were traded.

        2.15     “Participant” means a Director, corporate officer, divisional officer or any key employee of the Company, its divisions or its Subsidiaries who is granted an Incentive Award under the Plan.

        2.16     “Permitted Successor” means a company that, immediately following the consummation of a transaction specified in clauses (c) and (d) of the definition of “Change in Control” above, satisfies each of the following criteria: (a) 50% or more of the outstanding common stock of the company and the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Company’s outstanding Common Stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction; (b) no Person other than an Excluded Holder beneficially owns, directly or indirectly, 20% or more of the outstanding common stock of the company or the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall include the company, any subsidiary of the company and any employee benefit plan of the company or any such subsidiary or any trust holding common stock or other securities of the company pursuant to the terms of any such employee benefit plan); and (c) at least a majority of the board of directors of the company is comprised of Continuing Directors.

        2.17     “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

        2.18     “Qualifying Performance Criteria” shall have the meaning provided in Section 11.2.

        2.19     “Restricted Period” means the period of time during which Restricted Stock or Restricted Stock Units awarded under the Plan are subject to the risk of forfeiture and restrictions on transfer pursuant to Section 7. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

        2.20     “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 7 of the Plan.

        2.21     “Restricted Stock Unit” means an award to a Participant pursuant to Section 7 of the Plan.

        2.22     “Retirement” means the voluntary termination of all employment or service as a member of the Board by a Participant after the Participant has attained (i) 50 years of age and seven years of service (as a Director and/or an employee and/or officer of the Company or a Subsidiary), (ii) 62 years of age, or (iii) such other age or years of service as shall be determined by the Committee or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

        2.23     “Stock Appreciation Right” or “SAR” means a right awarded to a Participant pursuant to Section 6 of the Plan that entitles the Participant to receive, in cash or shares of Common Stock or a combination thereof, as determined by the Committee, an amount equal to or otherwise based on the excess of (a) the Market Value of a share of Common Stock at the time of exercise over (b) the exercise price of the right, as established by the Committee on the date the award is granted.

        2.24     “Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

        2.25     “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

        2.26     “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

SECTION 3

Administration

        3.1     The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Incentive Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Incentive Award intended to qualify for treatment as performance-based compensation under Section 162(m) of the Code not to qualify for such treatment. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Incentive Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Incentive Award shall be subject to the form of Incentive Award agreement theretofore approved by the Committee. No such officer shall designate himself or herself as a recipient of any Incentive Awards granted under authority delegated to such officer. In addition, the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

        3.2     Power and Authority. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Incentive Awards shall be granted hereunder and the timing of any such Incentive Awards; (iii) to grant Incentive Awards to Participants and determine the terms and conditions thereof, including the number of shares subject to Incentive Awards, the exercise or purchase price of such shares and the circumstances under which Incentive Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Committee determine constitute a Change of Control), or other factors, and the period of time following termination of employment or service as a member of the Board during which Incentive Awards may be exercised; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Incentive Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Incentive Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 4.4;

(vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Incentive Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

        3.3     Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Incentive Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Incentive Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

        3.4     Amendments or Modifications of Incentive Awards; No Stock Option Repricing. Subject to Section 14, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; (b) extend the term of an Incentive Award; and (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; provided, that Stock Options and SARs issued under the Plan may not be repriced or modified without stockholder approval if the effect of such repricing or modification would be to reduce the exercise price of such Incentive Awards to the same Participants.

        3.5     Indemnification of Committee Members. Neither any member nor former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any employee, officer, agent or expert employed or retained by the Committee or the Company.

SECTION 4

Shares Subject to the Plan

        4.1     Number of Shares. Subject to adjustment as provided in Section 4.4 of the Plan, the total number of shares of Common Stock issued under Incentive Awards pursuant to the Plan shall not exceed 4,250,000 shares of Common Stock, provided that each share of Common Stock issued pursuant to awards of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights or Stock Awards shall be counted against this limit as two (2) shares. For purposes of the first sentence of this Section 4.1, the number of shares issued pursuant to Incentive Awards under this Plan at any time shall not be reduced by shares subject to Incentive Awards that have been terminated, expired unexercised, forfeited or settled in cash. Shares of Common Stock subject to this Section 4.1 shall be authorized and may be either unissued or treasury shares or shares repurchased by the Company, including shares purchased on the open market.

        4.2     Limitations Upon Incentive Awards. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 450,000 shares of Common Stock, which number shall be calculated and adjusted pursuant to Section 4.4 only to the extent that such calculation or adjustment will not affect the status of any Incentive Award theretofore issued or that may thereafter be issued as “performance based compensation” under Section 162(m) of the Code. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of incentive stock options (within the meaning of Section 422(b) of the Code) granted under the Plan shall not exceed 4,250,000, subject to adjustment as provided in Section 4.4, but only to the extent that such adjustment will not affect the status of any Stock Option intended to qualify as an incentive stock option under Section 422(b) of the Code.

        4.3     Limitations on Incentive Awards to Directors. The maximum number of shares subject to Incentive Awards granted during any calendar year to a Participant who is a Director shall equal a number of shares of Common Stock having a deemed value on the date of grant equal to one hundred fifty percent (150%) of the aggregate value of the retainer and full Board meeting fees that the Committee determines that such Director is eligible to earn in respect of such calendar year, with the “deemed value” of Stock Awards, Restricted Stock or Restricted Stock Units for purposes only of this Section 4.3 being calculated as the Market Value of the shares subject to such award, and the “deemed value” of Stock Options and SARs being calculated as the Market Value of the shares subject to such award divided by two (2); provided, however, that in the first calendar year in which such Participant becomes a Director, the maximum number of shares subject to Incentive Awards granted to the Participant shall equal a number of shares of Common Stock having a deemed value as calculated under this Section 4.3 on the date of grant equal to three hundred percent (300%) of the aggregate value of the retainer and full Board meeting fees that the Committee determines that such Director is eligible to earn in respect of a year of service as a Director.

        4.4     Adjustments.

(a) Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the Committee shall provide that the number and kind of securities subject to Incentive Awards and reserved for issuance under the Plan and the limitation provided in Section 4.2, together with applicable exercise prices, as well as the number and kind of securities available for issuance under the Plan, shall be adjusted in such manner and at such time as it determines shall be appropriate under the circumstances. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

(b) Other Actions Affecting Common Stock. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the Persons who were stockholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the Committee shall provide that the outstanding Incentive Awards (including exercise prices) and reserves for Incentive Awards under this Plan shall be adjusted in such manner and at such time as it determines shall be appropriate under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under this Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under this Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment. If the agreement, resolution or other document approved by the Board to effect any such transaction provides for the adjustment of Incentive Awards under the Plan in connection with such transaction, then the adjustment provisions contained in such agreement, resolution or other document shall be final and conclusive.

SECTION 5

Stock Options

        5.1     Grants. Stock Options may be granted at any time and from time to time prior to the termination of the Plan to Participants selected by the Committee. The Committee may grant a Stock Option or provide for the grant of a Stock Option, either from time-to-time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals (including any Qualifying Performance Criteria), or the satisfaction of an event or condition within the control of the recipient of the Award. No Participant shall have any rights as a stockholder with respect to any shares of stock subject to Stock Options granted hereunder until said shares have been issued. Each Stock Option shall be evidenced by an Award Agreement. Stock Options granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee. The Committee shall have the right to make the timing of the ability to exercise any Stock Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee, provided that in no event shall any Stock Option awarded to a Participant who is not a

Director provide for full vesting in a period of less than 3 years, except in the event of the Participant’s death, disability or Retirement or upon a Change in Control. Unless provided otherwise in the applicable Award Agreement, the vesting period and/or exercisability of a Stock Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code, subject to Section 5.4 of the Plan.

        5.2     Stock Option Price. The per share Stock Option price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value of the Company’s Common Stock on the date of grant.

        5.3     Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or so provides, in actual or attested shares of Common Stock owned by the Participant and meeting holding requirements established by the Committee or other consideration substantially equivalent to cash. The Committee may from time to time authorize payment of all or a portion of the Stock Option price in the form of a full recourse promissory note or other deferred payment installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

        The Committee may implement a program for the broker-assisted cashless exercise of Stock Options. The Company or any of its Subsidiaries shall not extend credit, directly or indirectly, to an executive officer or director in violation of Section 13 of the Act.

        5.4     Incentive Stock Options. Notwithstanding anything to the contrary in this Section 5, in the case of the grant of a Stock Option that the Committee designates as intended to qualify as an “incentive stock option” (within the meaning of Section 422(b) of the Code): (a) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the purchase price of such Stock Option must be at least 110 percent of the fair market value of the Common Stock on the date of grant and the Stock Option must expire within a period of not more than five (5) years from the date of grant, and (b) termination of employment will be deemed to occur when the person to whom an Incentive Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 5 to the contrary, options designated as incentive stock options shall not be eligible for treatment under the Code as incentive stock options to the extent that either (i) the aggregate fair market value of shares of Common Stock (determined as of the time of grant) with respect to which such Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Stock Options into account in the order in which they were granted, and (ii) such Stock Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

        5.5     Limits on Exercisability. Except as set forth in Section 5.7, Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee.

        5.6     Restrictions on Stock Options.

(a) General. Unless the Committee provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution. To the extent that the Committee otherwise determines to permit the transfer of a Stock Option, as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms specified by the Committee. Except to the extent the Committee provides otherwise, all provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant’s obligation to satisfy tax withholding requirements and to vesting or forfeiture being related to the Participant’s employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

(b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

        5.7     Termination of Employment or Officer or Director Status. Unless the Committee provides otherwise, Stock Options shall expire upon the earlier of the expiration of the term established pursuant to Section 5.5 and the date determined as set forth herein:

(a) General. If a Participant’s employment with the Company or a Subsidiary or service as a member of the Board terminates for any reason other than the Participant’s death, disability, Retirement or termination for cause, Stock Options granted to the Participant may continue to be exercised in accordance with their terms for a period of three (3) months after such termination of employment or of service as a director, but only to the extent the Participant was entitled to exercise the Stock Options on the date of such termination. For purposes of the Plan, the following shall not be considered a termination of employment or service: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment with continued service as a Director or termination of service as a Director when the Participant thereafter serves as an employee. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

(b) Death. If a Participant dies either while an employee or officer of the Company or a Subsidiary or member of the Board, or after the termination of employment or service as a member of the Board other than for cause but during the time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall become fully vested and exercisable by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant’s death.

(c) Disability. If a Participant ceases to be employed by the Company and its Subsidiaries or a member of the Board due to the Participant’s disability (as defined in the Company’s long-term disability plan), then all of the Participant’s Stock Options shall immediately fully vest, and the Stock Options held by the Participant at the time of such termination of employment or service shall be exercisable by the Participant or the personal representative of such Participant for one year following such termination of employment or service.

(d) Participant Retirement. Upon a Participant’s Retirement as an employee or officer of the Company and its Subsidiaries or Retirement from service as a member of the Board, then all of the Participant’s Stock Options shall immediately fully vest, and the Stock Options held by the Participant at the time of such Retirement shall be exercisable by the Participant or the personal representative of such Participant during the remaining term of the Stock Options.

(e) Termination for Cause. If a Participant is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted. The Committee or officers designated by the Committee shall determine whether a termination is for cause.

SECTION 6

Stock Appreciation Rights

        6.1     Grants. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of a Stock Option granted under Section 5, other Incentive Awards granted under the Plan or stock options granted under any other Company equity compensation plan (“tandem SARs”) or without reference to other Incentive Awards or stock options (“freestanding SARs”). The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each Participant. Any Stock Appreciation Right granted in tandem with a stock option or Incentive Award may be granted at the same time such option or Incentive Award is granted or at any time thereafter before exercise or expiration of such stock option or Incentive Award. Unless settled in cash, the exercise of a tandem SAR will be in lieu of the exercise of the stock option or Incentive Award in connection with which the tandem SAR was granted. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5 and all tandem SARs shall have the same vesting, exercisability, forfeiture and termination provisions as such Incentive Award or stock option to which they relate. Subject to the foregoing sentence and the terms of the Plan, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate.

        6.2     Exercise or Settlement Price. The per share price for exercise or settlement of Stock Appreciation Rights shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value of the Company’s Common Stock on the date of grant. Other than in connection with a change in the Company’s capitalization (as described in Section 4.4) the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price).

        6.3     Medium and Time of Payment. Stock Appreciation Rights may be settled in shares of Common Stock, cash or a combination thereof, as determined by the Committee.

        6.4     Limits on Exercisability. Except as set forth in Section 6.6, Stock Appreciation Rights shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee.

        6.5     Restrictions on Stock Appreciation Rights.

(a) General. Unless the Committee provides otherwise, Stock Appreciation Rights granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution. To the extent that the Committee otherwise determines to permit the transfer of a Stock Appreciation Right, as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms specified by the Committee. Except to the extent the Committee provides otherwise, all provisions of a Stock Appreciation Right that are determined with reference to the Participant, including without limitation those that refer to the Participant’s obligation to satisfy tax withholding requirements and to vesting or forfeiture being related to the Participant’s employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Appreciation Right.

(b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Appreciation Right under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

        6.6     Termination of Employment or Officer or Director Status. Unless the Committee provides otherwise, Stock Appreciation Rights shall expire upon the earlier of the expiration of the term established pursuant to Section 6.4 and the date determined as set forth herein:

(a) General. If a Participant’s employment with the Company or a Subsidiary or service as a member of the Board terminates for any reason other than the Participant’s death, disability, Retirement or termination for cause, Stock Appreciation Rights granted to the Participant may continue to be exercised in accordance with their terms for a period of three (3) months after such termination of employment or of service as a director, but only to the extent the Participant was entitled to exercise the Stock Appreciation Rights on the date of such termination. For purposes of the Plan, the following shall not be considered a termination of employment or service: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment with continued service as a Director or termination of service as a Director when the Participant thereafter serves as an employee. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

(b) Death. If a Participant dies either while an employee or officer of the Company or a Subsidiary or member of the Board, or after the termination of employment or service as a member of the Board other than for cause but during the time when the Participant could have exercised a Stock Appreciation Right, the Stock Appreciation Rights issued to such Participant shall become fully vested and exercisable by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant’s death.

(c) Disability. If a Participant ceases to be employed by the Company and its Subsidiaries or a member of the Board due to the Participant’s disability (as defined in the Company’s long-term disability plan), then all of the Participant’s Stock Appreciation Rights shall immediately fully vest, and the Stock Appreciation Rights held by the Participant at the time of such termination of employment or service shall be exercisable by the Participant or the personal representative of such Participant for one year following such termination of employment or service.

(d) Participant Retirement. Upon a Participant’s Retirement as an employee or officer of the Company and its Subsidiaries or Retirement from service as a member of the Board, then all of the Participant’s Stock Appreciation Rights shall immediately fully vest, and the Stock Appreciation Rights held by the Participant at the time of such Retirement shall be exercisable by the Participant or the personal representative of such Participant during the remaining term of the Stock Appreciation Rights.

(e) Termination for Cause. If a Participant is terminated for cause, the Participant shall have no further right to exercise any Stock Appreciation Rights previously granted. The Committee or officers designated by the Committee shall determine whether a termination is for cause.

SECTION 7

Restricted Stock and Restricted Stock Units

        7.1     Grant. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants selected by the Committee. Restricted Stock is an award or issuance of shares of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one share of Common Stock and will entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Stock, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable under Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market price of such shares at the date of grant.

        7.2     Restricted Stock Agreements. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless an Award Agreement provides otherwise, Restricted Stock and Restricted Stock Unit awards shall be subject to the terms and conditions set forth in this Section 7.

        7.3     Vesting. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of shares of Restricted Stock and under Restricted Stock Units subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee; provided that in no event shall the grant, issuance, retention, vesting and/or settlement of shares under Restricted Stock or Restricted Stock Unit Awards that is based on performance criteria and the level of achievement versus such criteria be subject to a performance period of less than one year and no condition that is based upon continued employment or the passage of time shall provide for vesting or settlement in full of a Restricted Stock or Stock Unit

Award over a period of less than three years from the date the Award is made, in each case other than as a result of or upon the death, disability or Retirement of the Participant or a Change in Control. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Restricted Stock or Restricted Stock Unit is granted.

        7.4     Termination of Employment or Officer or Director Status. Unless the Committee provides otherwise:

(a) General. In the event of termination of employment or officer or director status during the Restricted Period for any reason other than death, disability or Retirement, any Restricted Stock or Restricted Stock Unit award still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be considered a termination of employment or service: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment with continued service as a Director or termination of service as a Director when the Participant thereafter serves as an employee. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

(b) Death, Retirement or Disability. In the event a Participant terminates his or her employment with the Company and its Subsidiaries or service as a member of the Board because of death, disability (as defined in the Company’s long-term disability plan) or Retirement during the Restricted Period, the restrictions remaining on any or all shares remaining subject to a Restricted Stock or Restricted Stock Unit award shall lapse.

        7.5     Restrictions on Transferability.

(a) General. Unless the Committee provides otherwise: (i) shares of Restricted Stock and interests in Restricted Stock Units shall not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant, his or her guardian or legal representative.

(b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock subject to Restricted Stock and Restricted Stock Unit awards as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

        7.6     Legending of Restricted Stock. The Committee may also require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Wolverine World Wide, Inc. Stock Incentive Plan of 2005 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

        7.7     Rights as a Stockholder. A Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to Sections 7.1, 7.4 and 7.5 of the Plan. Unless the Committee otherwise determines or unless the terms of the applicable Award Agreement or grant provide otherwise, a Participant shall have all dividend and liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant as if the Participant held unrestricted Common Stock. Unless the Committee otherwise determines or unless the terms of the applicable Award Agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.

        7.8     Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

SECTION 8

Stock Awards

        8.1     Grant. Subject to the limitations set forth in Section 4.2 of the Plan, a Participant may be granted one or more Stock Awards under the Plan. Stock Awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee.

        8.2     Rights as a Stockholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate.

SECTION 9

Deferred Stock Units

        9.1     The Committee may establish rules for the deferred delivery of Common Stock following exercise of a Stock Option or Stock Appreciation Right or following settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, in each case with the deferral evidenced by use of “Stock Units” equal in number to the number of shares of Common Stock whose delivery is so deferred or to the value of the amount being so deferred. A “Stock Unit” is a bookkeeping entry representing an amount equivalent to the fair market value of one share of Common Stock. Unless the Committee specifies otherwise, Stock Units represent an unfunded and unsecured obligation of the Company. Settlement of Stock Units upon expiration of the deferral period shall be made in Common Stock, cash or a combination thereof, as determined by the Committee. The amount of Common Stock, or other settlement medium, to be so distributed may be increased by dividend equivalents. Unless determined otherwise by the Committee, during the deferral period a Participant will not have any rights as a stockholder of the Company, including, without limitation, voting rights and the right to receive dividends or distributions. Until a Stock Unit is so settled, the number of shares of Common Stock represented by a Stock Unit shall be subject to adjustment pursuant to Section 4.4. Any Stock Units that are settled after the holder’s death shall be distributed to the holder’s designated beneficiary(ies) or, if none was designated, the holder’s estate. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Common Stock or any other payment with respect to any Incentive Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of additional tax under Section 409A(1)(B) of the Code.

SECTION 10

Change in Control

        10.1     Acceleration of Vesting. If a Change in Control of the Company shall occur, then, unless the Committee or the Board otherwise determines with respect to one or more Incentive Awards, without action by the Committee or the Board: (a) all outstanding Stock Options and Stock Appreciation Rights shall become immediately exercisable in full and shall remain exercisable during the remaining terms thereof as set forth in Sections 5.5 and 6.4, regardless of whether the Participants to whom such Stock Options and Stock Appreciation Rights have been granted remain in the employ or service of the Company or any Subsidiary; and (b) all other outstanding Incentive Awards shall become immediately fully vested and exercisable and nonforfeitable.

        10.2     Cash Payment for Stock Options/Stock Appreciation Rights. If a Change in Control of the Company shall occur, then the Committee without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options and/or Stock Appreciation Rights shall receive, with respect to some or all of the shares of Common Stock subject to such Stock Options and/or Stock Appreciation Rights, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the greater of the excess of (a) the highest sales price of the shares on the New York Stock Exchange on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company over the exercise price per share of such Stock Options and/or Stock Appreciation Rights.

SECTION 11

Qualifying Performance-Based Compensation

        11.1     General. The Committee may specify that the grant, retention, vesting or issuance of any Incentive Award, or the amount to be paid out under any Incentive Award, be subject to or based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. Notwithstanding satisfaction of any performance goals, the number of shares of Common Stock issued or the amount paid under an Incentive Award may, to the extent specified in the applicable agreement evidencing the award, be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

        11.2     Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (a) net earnings or earnings per share (including earnings before interest, taxes, depreciation and/or amortization), (b) income, net income or operating income, (c) revenues, (d) net sales, (e) return on sales, (f) return on equity, (g) return on capital (including return on total capital or return on invested capital), (h) return on assets or net assets, (i) earnings per share, (j) economic value added measurements, (k) return on invested capital, (l) return on operating revenue, (m) cash flow (before or after dividends), (n) stock price, (o) total stockholder return, (p) market capitalization, (q) economic value added, (r) debt leverage (debt to capital), (s) operating profit or net operating profit, (t) operating margin or profit margin or (u) cash from operations. To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) the effect of acquisitions or divestitures (v) accruals for reorganization and restructuring programs and (vi) any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Forms 10-K or any Form 10-Q for the performance period.

SECTION 12

General Provisions

        12.1     No Rights to Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

        12.2     Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of (including through the sale of shares of Common Stock otherwise issuable pursuant to the applicable Incentive Award), all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. To the extent specified by the Committee, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock. In addition, the Company may reasonably delay the issuance or delivery of shares of Common Stock pursuant to an Incentive Award as it determines appropriate to address tax withholding and other administrative matters.

        12.3     Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

        12.4     Additional Restrictions on Shares. The Committee may provide that the shares of Common Stock issued upon exercise of a Stock Option or Stock Appreciation Right or otherwise subject to or issued under an Incentive Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Stock Option or Stock Appreciation Right or the grant, vesting or settlement of such Incentive Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the shares issued upon exercise, vesting or settlement of such Incentive Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Incentive Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Incentive Award, including without limitation restrictions under an insider trading policy, blackout period or pursuant to applicable law, and restrictions as to the use of a specified brokerage firm or equity plan administrator for such resales or other transfers.

        12.5     No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally available or available only in specific cases.

        12.6     No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement authorized by the Committee.

        12.7     No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

        12.8     Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 60 days while the termination for cause of that Participant’s employment with the Company and its Subsidiaries is under consideration.

        12.9     Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

        12.10     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

SECTION 13

Suspension or Termination of Awards

        13.1     Except as otherwise provided by the Committee, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Committee (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 13, the Authorized Officer, Committee or Board may suspend the Participant’s rights to exercise any Stock Option or Stock Appreciation Right, to vest in an Incentive Award, and/or to receive payment for or receive shares of Common Stock in settlement of an Incentive Award pending a determination of whether an Act of Misconduct has been committed.

        13.2     If the Committee or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty or deliberate disregard of Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Committee, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Stock Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Incentive Award lapse, or otherwise receive payment or shares of Common Stock under any Incentive Award, (ii) the Participant will forfeit all outstanding Incentive Awards and (iii) the Participant may be required, at the Committee’s sole discretion, to return and/or repay to the Company any then unvested shares of Common Stock previously issued under the Plan. In making such determination, the Committee or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Committee or an opportunity to submit written comments, documents, information and arguments to be considered by the Committee.

SECTION 14

Termination and Amendment

        14.1     The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company, provided that no such amendment may be made, without the approval of stockholders of the Company, that would (i) reduce the exercise price at which Stock Options or Stock Appreciation Rights may be granted below the price provided for in Section 5.2 and 6.2, (ii) reduce the exercise price of outstanding Stock Options, (iii) increase the individual maximum limits in Section 4.2 or (iv) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements. The Committee may alter or amend an Award Agreement and/or Incentive Award previously granted under the Plan to the extent it determines that such action is appropriate.

        14.2     Notwithstanding anything to the contrary in Section 14.1, no such amendment or alteration to the Plan or to any previously granted Award Agreement or Incentive Award shall be made which would impair the rights of the holder of the Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change of control (as defined in the applicable Award Agreement) that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

SECTION 15

Effective Date and Duration of the Plan

        15.1     This Plan shall take effect April 21, 2005, subject to approval by the stockholders at the 2005 Annual Meeting of Stockholders or any adjournment thereof or at a Special Meeting of Stockholders, but in no event will such approval be obtained more than twelve (12) months from the adoption of this Plan by the Board. Unless earlier terminated by the Board, no Incentive Award shall be granted under the Plan after April 20, 2015.

Wolverine World Wide, Inc.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351

WOLVERINE WORLD WIDE, INC.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351

Wolverine World Wide, Inc. will be holding its Annual Meeting of Stockholders on April 21, 2005. The enclosed Notice of Annual Meeting provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the Proxy Card below.

Telephone and Internet Voting.

On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote is recorded as if you mailed in your Proxy. We believe voting through the Internet or by telephone is convenient, and it also saves money.

Electronic Delivery of Proxy Statement and Annual Report.

You may elect to receive your annual report and proxy statement on-line by checking the appropriate box below. Selecting this option means that you may receive the Wolverine World Wide, Inc. annual report and proxy statement on-line rather than in printed form unless you request a paper copy. If a sufficient number of stockholders select this option, beginning next year and continuing until you tell us otherwise, you will receive your printed Proxy with information regarding the Internet website containing the annual report and proxy statement. You will need a computer with Internet access and we anticipate that you will need a utility such as Adobe Acrobat Reader to read the annual report and proxy statement, which will be in PDF file format. We plan to provide information on obtaining free access to a utility necessary for reading PDF files. You may incur costs such as on-line charges or printing costs and face possible risks such as systems outages in accessing Wolverine World Wide, Inc.’s proxy statement and annual report via the Internet website. You may cancel your enrollment in this process at any time or may request a paper copy of the annual report and/or proxy statement in any given year while continuing your long-term enrollment in this process by written notification to National City Bank, Attn. Shareholder Services Department, Dept. 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, Ohio 44193-0900. The telephone number is 1-800-622-6757. There is no charge for canceling enrollment or requesting a paper copy of the annual report and proxy statement.

Thank you in advance for your participation in our 2005 Annual Meeting.

Wolverine World Wide, Inc.

â Please fold and detach card at perforation before mailing. â

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WOLVERINE WORLD WIDE, INC.	PROXY

1.	ELECTION OF DIRECTORS
	Nominees:	(01) Donald V. Fites	(02) Phillip D. Matthews	(03) Paul D. Schrage
		☐ FOR all	☐ WITHHOLD all	☐ FOR all except (*)
*(INSTRUCTION: To withhold authority to vote for any individual nominee, strike that nominee’s name in the list above.)
Your Board of Directors Recommends that You Vote FOR ALL NOMINEES

2.	Proposal to approve the Amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock.
		☐ FOR	☐ AGAINST	☐ ABSTAIN
Your Board of Directors Recommends that You Vote FOR this Proposal

3.	Proposal to approve the Stock Incentive Plan of 2005.
		☐ FOR	☐ AGAINST	☐ ABSTAIN
Your Board of Directors Recommends that You Vote FOR this Proposal

4.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the current fiscal year.
		☐ FOR	☐ AGAINST	☐ ABSTAIN
Your Board of Directors Recommends that You Vote FOR this Proposal

☐ Please check this box if you consent to access future annual reports and proxy statements via the Internet (see details above).

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

WOLVERINE WORLD WIDE, INC.	VOTE BY TELEPHONE
c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301	Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone phone and follow the simple instructions to record your vote.
Cleveland, OH 44101-4301	VOTE BY INTERNET
Have your proxy card available when you access the website http://www.votefast.com, and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253- 9837. Mailed proxies must be received no later than April 21, 2005, at 10:00 a.m. Eastern Daylight Time.

Vote by Telephone Call toll-free using a touch-tone phone: 1-800-542-1160	Vote by Internet Access the website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on April 20, 2005, to assure that it is counted in the final tabulation.
PLEASE DO NOT VOTE BY MORE THAN ONE METHOD. THE LAST VOTE RECEIVED WILL BE THE OFFICIAL
VOTE. DO NOT RETURN THIS PROXY IF YOU ARE VOTING BY THE INTERNET OR BY TELEPHONE.

à

This Proxy must be signed and dated below. â Please fold and detach card at perforation before mailing. â

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WOLVERINE WORLD WIDE, INC.	PROXY

This proxy is solicited on behalf of the Board of Directors.
The undersigned stockholder hereby appoints Geoffrey B. Bloom, Phillip D. Matthews and Timothy J. O’Donovan, and each of them, each with full power of substitution, proxies to represent the undersigned stockholder and to vote all shares of Common Stock of Wolverine World Wide, Inc. that the stockholder would be entitled to vote on all matters which come before the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, on Thursday, April 21, 2005, at 10 a.m. local time, and any adjournment of that meeting.
If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors and for approval of the proposals identified on this Proxy. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Signature(s)

Signature(s)

Date:	, 2005
IMPORTANT – Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.